LOAN AND SECURITY AGREEMENT

                            DATED AS OF JUNE 4, 1999

                                     among

                            GSE POWER SYSTEMS, INC.,
                                  as Borrower,

                          GSE PROCESS SOLUTIONS, INC.,
                                  as Borrower,

                               GSE SYSTEMS, INC.,
                                 as Guarantor,

                                  MSHI, INC.,
                                 as Guarantor,

                GP INTERNATIONAL ENGINEERING & SIMULATION, INC.,
                                 as Guarantor,

                                      and

                             DIME COMMERCIAL CORP.,
                                    as Lender


                                TABLE OF CONTENTS
                                                                            Page

SECTION 1.    DEFINITIONS                                                      1
     1.1      Certain Defined Terms                                            1
     1.2      Accounting Terms                                                15
     1.3      Other Definitional Provisions                                   15

SECTION 2.    LOANS AND COLLATERAL                                            16
     2.1      Loans                                                           16
              (A)   Revolving Loan                                            16
              (B)   Eligible Accounts and Inventory                           17
              (C)   Borrowing Mechanics                                       20
              (D)   Note                                                      21
              (E)   Evidence of Revolving Loan Obligations                    21
              (F)   Letters of Credit                                         21
                    (1)      Maximum Amount                                   21
                    (2)      Reimbursement                                    21
                    (3)      Conditions of Issuance                           22
                    (4)      Request for Letters of Credit                    22
              (G)   Other Letter of Credit Provisions                         22
                    (1)      Obligations Absolute                             22
                    (2)      Nature of Lender's Duties                        23
                    (3)      Liability                                        23
              (H)   Appointment of Borrower Representative                    24
     2.2      Interest                                                        24
              (A)   Rate of Interest                                          24
              (B)   Interest Periods                                          25
              (C)   Computation and Payment of Interest                       25
              (D)   Interest Laws                                             26
              (E)   Conversion or Continuation                                26
     2.3      Fees                                                            27
              (A)   Unused Line Fee                                           27
              (B)   Letter of Credit Fees                                     27
              (C)   Audit Fees                                                27
              (D)   Collateral Monitoring                                     27
              (E)   Other Fees and Expenses                                   27
              (F)   Fees Non-Refundable                                       28
     2.4      Payments and Prepayments                                        28
              (A)   Manner and Time of Payment                                28
              (B)   Mandatory Prepayments, etc.                               28
                    (1)      Overadvance                                      28
                    (2)      Proceeds of Asset Dispositions                   28
              (C)   Voluntary Prepayments and Repayments                      28
              (D)   Payments on Business Days                                 29
     2.5      Term of this Agreement                                          29
     2.6      Statements                                                      29
     2.7      Grant of Security Interest                                      29
     2.8      Capital Adequacy and Other Adjustments                          30
     2.9      Taxes                                                           30
              (A)      No Deductions                                          30
              (B)      Changes in Tax Laws                                    30
     2.10     Required Termination and Prepayment                             31
     2.11     Compensation                                                    32
     2.12     Booking of LIBOR Loans                                          32
     2.13     Assumptions Concerning Funding of LIBOR Loans                   32
     2.14     Allocation of Collateral                                        32
     2.15     Federal Assignment of Claims Act                                35

 SECTION 3.  CONDITIONS TO LOANS, ETC.                                        35
     3.1     Conditions to Loans, etc.                                        35
             (A)      Closing Deliveries                                      35
             (B)      Security Interests                                      35
             (C)      Closing Date Availability                               36
             (D)      Representations and Warranties                          36
             (E)      Fees                                                    36
             (F)      No Default                                              36
             (G)      Performance of Agreements                               36
             (H)      No Prohibition                                          36
             (I)      No Litigation                                           36
             (J)      Indebtedness                                            36
             (K)      Borrowing Base Certificate                              37
             (L)      Export Orders                                           37
     3.2     Additional Conditions to Loans to Fund Permitted Acquisitions    37

 SECTION 4.  REPRESENTATIONS AND WARRANTIES                                   37
     4.1     Organization, Powers, Capitalization                             37
             (A)      Organization and Powers                                 37
             (B)      Capitalization                                          37
     4.2     Authorization of Borrowing, No Conflict                          38
     4.3     Financial Condition                                              38
     4.4     Indebtedness and Liabilities                                     38
     4.5     Account Warranties                                               38
     4.6     Names                                                            39
     4.7     Locations; FEIN                                                  39
     4.8     Title to Properties; Liens                                       39
     4.9     Litigation; Adverse Facts                                        39
     4.10    Payment of Taxes                                                 39
     4.11    Performance of Agreements                                        40
     4.12    Employee Benefit Plans                                           40
     4.13    Intellectual Property                                            40
     4.14    Broker's Fees                                                    40
     4.15    Environmental Compliance                                         40
     4.16    Solvency                                                         40
     4.17    Disclosure                                                       40
     4.18    Insurance                                                        41
     4.19    Compliance with Laws                                             41
     4.20    Bank Accounts                                                    41
     4.21    Subsidiaries                                                     41
     4.22    Employee Matters                                                 41
     4.23    Governmental Regulation                                          42
     4.24    Real Property                                                    42

 SECTION 5.  AFFIRMATIVE COVENANTS                                            42
     5.1     Financial Statements and Other Reports                           42
             (A)      Monthly Financials                                      42
             (B)      Quarterly Financials                                    42
             (C)      Year-End Financials                                     43
             (D)      Accountants' Certification and Reports                  43
             (E)      Compliance Certificate                                  44
             (F)      Borrowing Base Certificates, Registers and Journals     44
             (G)      Reconciliation Reports and Listings and Agings          44
             (H)      Management Report                                       44
             (I)      Government Notices                                      45
             (J)      Events of Default, etc.                                 45
             (K)      Trade Names                                             45
             (L)      Locations                                               45
             (M)      Bank Accounts                                           45
             (N)      Litigation                                              45
             (O)      Projections                                             45
             (P)      Other Indebtedness Notices                              46
             (Q)      Other Information                                       46
             (R)      Opening Balance Sheet                                   46
             (S)      Public Filings                                          46
     5.2     Access to Accountants and Management                             46
     5.3     Inspection                                                       46
     5.4     Collateral Records                                               47
     5.5     Account Covenants; Verification                                  47
     5.6     Collection of Accounts and Payments;
                 Cash Management Arrangements                                 47
     5.7     Endorsement                                                      48
     5.8     Corporate Existence                                              48
     5.9     Payment of Taxes                                                 48
     5.10    Maintenance of Properties; Insurance                             48
     5.11    Compliance with Laws                                             49
     5.12    Further Assurances                                               49
     5.13    Collateral Locations                                             50
     5.14    Instruments; Chattel Paper                                       50
     5.15    Use of Proceeds and Margin Security                              50

 SECTION 6.  FINANCIAL COVENANTS                                              50
     6.1     Minimum EBITDA                                                   50
     6.2     Fixed Charge Coverage                                            51
     6.3     Tangible Net Worth                                               52
     6.4     EximBank Tangible Net Worth                                      52
     6.5     Leverage                                                         52

 SECTION 7.  NEGATIVE COVENANTS                                               52
     7.1     Indebtedness and Liabilities                                     52
     7.2     Guaranties                                                       52
     7.3     Transfers, Liens and Related Matters                             53
             (A)      Transfers                                               53
             (B)      Liens                                                   53
             (C)      No Negative Pledges                                     53
             (D)      No Restrictions on Distributions                        53
     7.4     Investments and Loans                                            54
     7.5     Restricted Junior Payments                                       54
     7.6     Restriction on Fundamental Changes                               54
     7.7     Transactions with Affiliates                                     57
     7.8     Environmental Liabilities                                        57
     7.9     Conduct of Business                                              57
     7.10    Compliance with ERISA                                            57
     7.11    Tax Consolidations                                               57
     7.12    Subsidiaries                                                     57
     7.13    Fiscal Year                                                      57
     7.14    Press Release; Public Offering Materials                         58
     7.15    Bank Accounts                                                    58
     7.16    Amendments.                                                      58

 SECTION 8.  DEFAULT, RIGHTS AND REMEDIES                                     58
     8.1     Event of Default                                                 58
             (A)      Payment                                                 58
             (B)      Default in Other Agreements                             58
             (C)      Breach of Certain Provisions                            58
             (D)      Breach of Warranty                                      58
             (E)      Other Defaults Under Loan Documents                     59
             (F)      Change in Control                                       59
             (G)      Involuntary Bankruptcy; Appointment of Receiver, etc.   59
             (H)      Voluntary Bankruptcy; Appointment of Receiver, etc.     59
             (I)      Liens                                                   60
             (J)      Judgment and Attachments                                60
             (K)      Dissolution                                             60
             (L)      Solvency                                                60
             (M)      Injunction                                              60
             (N)      Invalidity of Loan Documents                            60
             (O)      Failure of Security                                     60
             (P)      Damage, Strike, Casualty                                61
             (Q)      Licenses and Permits                                    61
             (R)      Forfeiture                                              61
             (S)      System Activities.                                      61
             (T)      Inactive Subsidiaries' Activities.                      61
             (U)      Material Adverse Change.                                61
     8.2     Suspension of Commitments                                        61
     8.3     Acceleration                                                     62
     8.4     Remedies                                                         62
     8.5     Appointment of Attorney-in-Fact                                  63
     8.6     Limitation on Duty of Lender with Respect to Collateral          63
     8.7     Application of Proceeds                                          63
     8.8     License of Intellectual Property                                 64
     8.9     Waivers, Non-Exclusive Remedies                                  64

 SECTION 9.  ASSIGNMENT AND PARTICIPATION; SETOFF                             64
     9.1     Assignments and Participations in Loans                          64
     9.2     Set Off and Sharing of Payments                                  65

 SECTION 10. MISCELLANEOUS                                                    65
     10.1    Expenses and Attorneys' Fees                                     65
     10.2    Indemnity                                                        66
     10.3    Amendments and Waivers                                           66
     10.4    Notices                                                          67
     10.5    Survival of Warranties and Certain Agreements                    68
     10.6    Indulgence Not Waiver                                            68
     10.7    Marshaling; Payments Set Aside                                   68
     10.8    Entire Agreement                                                 68
     10.9    Independence of Covenants                                        68
     10.10   Severability                                                     68
     10.11   Headings                                                         68
     10.12   APPLICABLE LAW                                                   69
     10.13   Successors and Assigns                                           69
     10.14   No Fiduciary Relationship; Limitation of Liabilities             69
     10.15   CONSENT TO JURISDICTION                                          69
     10.16   WAIVER OF JURY TRIAL                                             69
     10.17   Construction                                                     70
     10.18   Counterparts; Effectiveness                                      70
     10.19   No Duty                                                          70
     10.20   Year 2000                                                        70

 SECTION 11. GUARANTIES                                                       71
     11.1    Guaranty                                                         71
     11.2    Contribution with Respect to Guaranty Obligations.               71
     11.3    Obligations Absolute.                                            72
     11.4    WAIVER.                                                          73
     11.5    Recovery                                                         73
     11.6    Liability Cumulative                                             73



                           LOAN AND SECURITY AGREEMENT


  This LOAN AND SECURITY AGREEMENT is dated as of June 4, 1999, and entered into among:

GSE POWER SYSTEMS, INC., a Delaware corporation ("Power"),
GSE PROCESS SOLUTIONS, INC., a Delaware corporation ("Process"),
(each a "Borrower" and, collectively, "Borrowers");
and
GSE SYSTEMS, INC., a Delaware corporation ("Systems");
MSHI, INC., a Virginia corporation ("MSHI");
GP INTERNATIONAL ENGINEERING & SIMULATION, INC., a Delaware corporation ("GRI") (each(including, without limitation, Systems) a "Guarantor" and collectively the "Guarantors");
and
DIME COMMERCIAL CORP., a New York corporation ("Lender").

     WHEREAS, all capitalized terms used herein are defined in Section 1 of this Agreement;

     WHEREAS, the Guarantors and Borrowers desire that Lender extend a credit facility to Borrowers to refinance certain indebtedness of Borrowers and to provide working capital financing; and

     WHEREAS, Borrowers and Guarantors desire to secure their obligations under the Loan Documents by granting to Lender a first priority security interest in and lien upon certain of their property; and

     WHEREAS, all Borrowers and all Guarantors are willing to guaranty all of the obligations of Borrowers to Lender under the Loan Documents;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Guarantors and Lender agree as follows:


                             SECTION 1. DEFINITIONS

     1.1 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

     "Accounts" means all "accounts" (as defined in the UCC), accounts receivable, contract rights and general intangibles relating thereto, notes, drafts and other forms of obligations owed to or owned by any Borrower arising or resulting from the sale of goods or the rendering of services.


     "Acquisition Costs" means the price, cost and expenses payable in connection with a Permitted Acquisition (including all transaction costs and all indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith.)

     "Adjustment Date" means, beginning on September 1, 1999, the first day of each March, June, September or December next succeeding the date on which the Lender received the financial statements required to be delivered pursuant to subsection 5.1(B) for the most recently completed Fiscal Quarter, together with the Compliance Certificate and the Applicable Margin Report required to be delivered pursuant to subsection 5.1(E) with such financial statements.

     "Affected Lender" has the meaning assigned to such term in subsection 2.11.

     "Affiliate" means any Person (other than Lender): (a) directly or indirectly controlling, controlled by, or under common control with, any Loan Party; (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in Systems or any Borrower; (c) five percent (5%) or more of whose stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by Systems or any Borrower; or (d) which has a senior executive officer who is also a senior executive officer of Systems or any Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.

     "Agreement" means this Loan and Security Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

     "Allocable Amount" has the meaning assigned to such term in subsection 11.2(B).

     "Applicable Base Rate Margin" means, at any date, the applicable percentage set forth below opposite the Level of Rolling EBITDA as of such date:

Level of Rolling EBITDA                              Applicable Base Rate Margin
-----------------------                              ---------------------------
Level I:  Rolling EBITDA is equal
to or less than $3,500,000                                       1.50%

Level II:  Rolling EBITDA is greater
than $3,500,000 but less than or
equal to $4,500,000                                              1.25%

Level III:  Rolling EBITDA is greater
than $4,500,000 but less than or equal
to $5,500,000                                                    1.00%

Level IV:  Rolling EBITDA is greater
than $5,500,000 but less than or equal
to $6,500,000                                                    .75%

Level V:  Rolling EBITDA is greater
than $6,500,000                                                  .50%


; provided that (a) the Applicable Base Rate Margin shall be that set forth above opposite Level I from the Closing Date until the first Adjustment Date occurring after the Closing Date, (b) the Applicable Base Rate Margin determined for any Adjustment Date shall remain in effect until a subsequent Adjustment Date for which Rolling EBITDA falls within a different Level, and (c) if the financial statements, the related Compliance Certificate and the Applicable Margin Report for any fiscal period are not delivered by the date due pursuant to subsections 5.1(B), 5.1(C) and 5.1(E), the Applicable Base Rate Margin shall be that set forth above opposite Level I until the next subsequent Adjustment Date.

     "Applicable LIBOR Margin" means, at any date, the applicable percentage set forth below opposite the Level of Rolling EBITDA as of such date:


Level of Rolling EBITDA                                  Applicable LIBOR Margin
-----------------------                                  -----------------------

Level I:  Rolling EBITDA is equal to
or less than $3,500,000                                          3.50%

Level II:  Rolling EBITDA is greater
than $3,500,000 but less than or equal
to $4,500,000                                                    3.25%

Level III:  Rolling EBITDA is greater
than $4,500,000 but less than or equal
to $5,500,000                                                    3.00%

Level IV:  Rolling EBITDA is greater
than $5,500,000 but less than or equal
to $6,500,000                                                    2.75%

Level V:  Rolling EBITDA is greater
than $6,500,000                                                  2.50%


; provided that (a) the Applicable LIBOR Margin shall be that set forth above opposite Level I from the Closing Date until the first Adjustment Date occurring after the Closing Date, (b) the Applicable LIBOR Margin determined for any Adjustment Date shall remain in effect until a subsequent Adjustment Date for which Rolling EBITDA falls within a different Level, and (c) if the financial statements, the related Compliance Certificate and Applicable Margin Report for any fiscal period are not delivered by the date due pursuant to subsections 5.1(B), 5.1(C) and 5.1(E), the Applicable LIBOR Margin shall be that set forth above opposite Level I until the next subsequent Adjustment Date.

     "Applicable Margin Report" has the meaning assigned to such term in subsection 5.1(E).


     "Asset  Disposition"  means  the  disposition,   whether  by  sale,  lease,
transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of Systems, any Borrower or any of their respective Subsidiaries.

     "Bank Letter of Credit" means each letter of credit issued by a bank acceptable to and approved by the Lender for the account of any Borrower and supported by a Risk Participation Agreement.

     "Base Rate" means a variable rate of interest per annum equal to the higher of (a) the rate of interest from time to time established by Dime as its reference lending rate for domestic commercial loans at its principal domestic office, or (b) the Federal Funds Effective Rate plus one-half of one percent (.50%). Such reference lending rate is merely a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by Lender or Dime. Lender and Dime may make loans to customers above, at or below such reference lending rate.

     "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate.

     "Blocked Accounts" has the meaning assigned to that term in subsection 5.6

     "Blocked Account Agreements" has the meaning assigned to such term in subsection 5.6.

     "Borrower" and "Borrowers" have the meanings assigned to such terms in the preamble to this Agreement.

     "Borrower Agreement" means the Borrower Agreement referred to in the definition of Exim-Bank Documents herein.

     "Borrowing Base" has the meaning assigned to such term in subsection 2.1(A)(2).

     "Borrowing Base Certificate" means a certificate and assignment schedule duly executed by an officer of Borrower Representative appropriately completed and in substantially the form of Exhibit A.

     "Borrower Representative" has the meaning assigned to such term in subsection 2.1(H).

     "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed, or for the purposes of LIBOR Loans only, a day on which commercial banks are open for dealings in Dollar deposits in the London, England (U.K.) market.


     "Capital Expenditures" means all expenditures (including deposits) for, or contracts for expenditures (excluding contracts for expenditures under or with respect to Capital Leases, but including cash down payments for assets acquired under Capital Leases) with respect to any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise.

     "Capital Lease" means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

     "Cash Equivalents" means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof;
(b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (c) certificates of deposit or bankers' acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 and not subject to setoff rights in favor of such bank; and (d) compensating balances with and deposits in banks to the extent required to maintain payroll accounts with such banks.

     "Closing Date" means June 4, 1999.

     "Collateral" has the meaning assigned to that term in subsection 2.7.

     "Collecting Banks" has the meaning assigned to that term in subsection 5.6.

     "Commitment" or "Commitments" means the commitment or commitments of Lenders to make Loans as set forth in subsection 2.1(A) and to provide or participate in Lender Letters of Credit as set forth in subsection 2.1(F).

     "Compliance  Certificate"  means a  certificate  duly executed by the chief
executive   officer  or  chief  financial   officer  of  Systems  and  Borrowers
appropriately completed and in substantially the form of Exhibit B.

     "Corporate Overhead" means payments made in cash or accrued by Systems in connection with the supervision and management of the businesses and operations of Borrowers including, without limitation, in respect of compensation for executive officers and other employees of Systems who participate in such supervision and management, and financial, accounting, legal, computer service, insurance and other similar payments made in cash relating thereto, in all such cases being reasonable in amount.

     "Default" means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default.

     "Default Rate" has the meaning assigned to that term in subsection 2.2.


     "Dime" means The Dime Savings Bank of New York, FSB and its successors.

     "Domestic Subsidiary" means any Subsidiary organized under the laws of any State of the United States.

     "EBITDA" means, for any period, without duplication, the total of the following for Systems, Borrowers and their respective consolidated Subsidiaries on a consolidated basis, each calculated for such period: (1) net income determined in accordance with GAAP; plus (without duplication), to the extent included in the calculation of net income, (2) the sum of (a) income and franchise taxes paid or accrued; (b) Interest Expenses, net of interest income, paid or accrued; (c) interest paid in kind; (d) amortization and depreciation and (e) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); less, to the extent included in the calculation of net income, (3) the sum of (a) the income of any Person (other than wholly-owned Subsidiaries of Systems) in which Systems or a Borrower or a wholly-owned Subsidiary of Systems or a Borrower has an ownership interest except to the extent such income is received by Systems or a Borrower or such wholly-owned Subsidiary in a cash distribution during such period; (b) gains or losses from sales or other dispositions of assets (other than Inventory in the normal course of business); and (c) extraordinary or non-recurring gains, but not net of extraordinary or non-recurring "cash" losses.

     "Eligible Accounts" has the meaning assigned to that term in subsection 2.1(B).

     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate.

     "Environmental   Claims"   means   claims,   liabilities,   investigations,
litigation,   administrative  proceedings,   judgments  or  orders  relating  to
Hazardous Materials or Environmental Laws.

     "Environmental Laws" means any present or future federal, state or local law, rule, regulation or order relating to pollution, waste, disposal or the protection of human health or safety, plant life or animal life, natural resources or the environment.

     "Equipment" means all "equipment" (as defined in the UCC), including, without limitation, all furniture, furnishings, fixtures, machinery, motor vehicles, trucks, trailers, vessels, aircraft and rolling stock and all parts thereof and all additions and accessions thereto and replacements therefor.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

     "ERISA Affiliate", as applied to any Loan Party, means any Person who is a member of a group which is under common control with any Loan Party, who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.

     "Event of Default" means each of the events set forth in subsection 8.1.

     "Exim" or "EximBank" means the Export-Import Bank of the United States and any successor thereto.

     "EximBank Documents" means the Borrower Agreement dated June 4, 1999 between Exim, Power, and acknowledged by the Lender, and the Master Guarantee Agreement No. NY-MGA- 96-020 dated June 4, 1999 between Exim and Lender , each as amended, restated, supplemented or modified from time to time.

     "EximBank  Tangible  Net Worth"  means as to any Person,  as at the date of determination thereof, the equity of such Person and its consolidated Subsidiaries minus the amounts determined in accordance with paragraphs (a) through (e) of the definition of Tangible Net Worth, all as determined in accordance with GAAP.

     "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the immediately following Business Day by the Federal Reserve Bank of New York or, if such rate is not published for any Business Day, the average of the quotations for the day of the requested Loan received by Dime from three Federal funds brokers of recognized standing selected by Dime.

     "Fiscal Quarter" has the meaning assigned to such term in the definition of Fiscal Year.

     "Fiscal Year" means each twelve month period ending on the last day of December in each year (with quarterly accounting periods ending on or about March 31, June 30, September 30 and December 31 of each Fiscal Year (each a "Fiscal Quarter")).

     "Fixed Charge Coverage" means, for any period, the ratio of Operating Cash Flow to Fixed Charges.

     "Fixed Charges" means, for any period, and each calculated for such period (without duplication), (a) Interest Expenses paid or accrued by Systems, Borrowers and their respective consolidated Subsidiaries; plus (b) payments of principal with respect to all Indebtedness of Systems, Borrowers and their respective Subsidiaries; plus (c) any provision for (to the extent it is greater than zero) income or franchise taxes included in the determination of net income, excluding any provision for deferred taxes; plus (d) payment of deferred taxes accrued in any prior period; plus (e) Restricted Junior Payments made during such period.

     "Funded Debt" means Indebtedness which matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of the debtor, to a date more than one year from such date or arises under a revolving credit or similar agreement which obligates the lender or lenders to extend credit during a period of more than one year from such date including, without limitation, all amounts of Funded Debt required to be paid or prepaid within one year from the date of determination.


     "Funding Date" means the date of each funding of a Loan or issuance of a Lender Letter of Credit.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

     "GP Strategies" means GP Strategies Corporation, a Delaware corporation.

     "GP Strategies Guarantee" means the Guarantee dated June 4, 1999 by GP Strategies in favor of the Lender.

     "Guarantor" and "Guarantors" have the meanings assigned to such terms in the preamble to this Agreement.

     "Guarantor Payment" has the meaning assigned to such term in subsection 11.2(A).

     "Hazardous Material" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

     "Inactive Subsidiary" means GSE Systems International Ltd., a Delaware corporation, GS Information Systems FSC, Ltd., a Barbados corporation, and GSE Services Company LLC, a Delaware limited liability company, and GSE Erudite Software, Inc., a Delaware corporation.

     "Indebtedness", as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) all obligations under leases which in accordance with GAAP constitute Capital Leases; (c) all notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) all obligations in respect of letters of credit or bankers' acceptances; and (g) any advances` under any factoring arrangement.

     "Intangible Assets" means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, Intellectual Property, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income and restricted funds.

     "Intellectual Property" means all present and future designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired, all goodwill associated with any of the foregoing, and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

     "Intellectual Property Assignment" means the intellectual property assignment to be executed and delivered by Systems, each Borrower and each Guarantor, in a form reasonably acceptable to Lender, as such agreement may hereafter be amended, restated, supplemented or otherwise modified from time to time.

     "Intercompany Indebtedness" means, with respect to Systems, any Borrower, any Guarantor or any of their respective Subsidiaries, all assets and liabilities howsoever arising, which are due to such Person from, or which are due from such Person to, or which may otherwise arise from any transactions by such Person with Systems, a Borrower, a Guarantor or a Subsidiary.

     "Interest Expenses" means, without duplication, for any period, for Systems, Borrowers and their respective Subsidiaries each calculated for such period, the following: all interest expenses deducted in the determination of net income.

     "Interest  Period"  has the  meaning  assigned  to such term in  subsection
2.2(B).

     "Interest Rate" has the meaning assigned to such term in subsection 2.2(A).

     "Inventory" means all "inventory" (as defined in the UCC), including, without limitation, finished goods, raw materials, work in process and other materials and supplies used or consumed in a Person's business or furnished or to be furnished under contracts of service, and goods which are returned, repossessed or reclaimed.

     "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

     "Lender" has the meaning assigned to such term in the preamble to this Agreement.

     "Lender Letter of Credit" has the meaning assigned to such term in subsection 2.1(F).

     "Lender's Account" means the account designated by Lender from time to time for payments to Lender under this Agreement.

     "Letter of Credit Liability" means all reimbursement and other liabilities of Borrowers with respect to each Lender Letter of Credit, whether contingent or otherwise, including: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by any Lender issuing a Lender Letter of Credit or any bank issuing a Bank Letter of Credit to the extent not reimbursed; and (c) all unpaid interest, fees and expenses related thereto.

     "Liabilities" shall have the meaning given that term in accordance with GAAP and shall include Indebtedness.

     "LIBOR" means, for each Interest Period, a rate of interest equal to:

     (a) the rate of interest determined by Lender at which deposits in Dollars for the relevant Interest Period are offered based on information presented on Telerate page 3750 (or such other page as may replace such page on that service) as of 11:00 A.M. (London Time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided, if for any reason such rate is not available, "LIBOR" shall mean, for each Interest Period, a rate of interest equal to the rate of interest determined by Lender at which deposits in Dollars for the relevant Interest Period are offered based on information presented on the Reuters Screen LIBO Page as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period; provided further that if at least two such offered rates appear on the Reuters Screen LIBO Page in respect of such Interest Period, the arithmetic mean of all such rates (as determined by Lender) will be the rate used; provided further that if Reuters ceases to provide LIBOR quotations, such rate shall be the average rate of interest determined by Lender at which deposits in Dollars are offered for the relevant Interest Period by The Chase Manhattan Bank, Citibank N.A. or its successors to prime banks in the London interbank market as of 11:00 A.M. (London time) on the applicable interest rate determination date; in each case divided by

     (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System,

     (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%).

     "LIBOR Loans" means at any time that portion of the Loans bearing interest at rates determined by reference to LIBOR.


     "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any filing of UCC financing statements or similar instruments.

     "Loan" or "Loans" means an advance or advances under the Revolving Loan Commitment.

     "Loan Documents" means this Agreement, the EximBank Documents, the Note, the Intellectual Property Assignment, the GP Strategies Guarantee and ManTech Guarantee, the Pledge Agreements, and all other instruments, documents and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for Lender in connection with the Loans, any Lender Letter of Credit and other transactions contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

     "Loan Party" means each of the Borrowers, Systems, the Guarantors, their respective Subsidiaries, and any other Person (other than Lender, GP Strategies and ManTech) which is or becomes a party to any Loan Document (collectively, referred to as the "Loan Parties").

     "Loan Year" means each period of twelve (12) consecutive months commencing on the Closing Date and on each anniversary thereof.

     "ManTech"   means   Mantech   International   Corporation,   a  New  Jersey
corporation.

     "ManTech Guarantee" means the Guarantee dated June 4, 1999 by ManTech in favor of the Lender.

     "Material Adverse Effect" means (1) a material adverse effect upon (a) the business, operations, prospects, properties, assets or condition (financial or otherwise) of any Loan Party on an individual basis or taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or of Lender to enforce or collect any of the Obligations or
(c) the value of any Collateral or the validity, perfection, priority or enforceability of Lender's Lien in any Collateral, or (2) any loss, cost, liability or expense suffered or incurred by any Loan Party involving an amount in excess of $250,000.

     "Maximum Revolving Loan Amount" has the meaning assigned to that term in subsection 2.1(A)(1).

     "MGA" means the Master Guarantee Agreement referred to in the definition of EximBank Documents herein.

     "Notes" means the Revolving Notes.

     "Notice of Borrowing" has the meaning assigned to such term in subsection 2.1(C).


     "Obligations" means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Lender under the Loan Documents including the principal amount of all debts, claims and indebtedness (whether incurred before or after the Termination Date), accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, costs and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law and the obligation to deposit cash collateral or other amounts under this Agreement.

     "Operating Cash Flow" means, for any period, (a) EBITDA less (b) Capital Expenditures and less (c) the aggregate amount of contingent and "earnout" payments for which Systems, either Borrower or any of their Subsidiaries is obligated in respect of any Permitted Acquisition, that are paid in cash during such period.

     "PermittedAcquisition" has the meaning assigned to such term in subsection 7.6(B).

     "Permitted Encumbrances" means the following types of Liens: (a) Liens (other than Liens relating to Environmental Claims or ERISA) for taxes, assessments or other governmental charges: (x) not yet due and payable; or (y) due and payable that are being contested in good faith by appropriate proceedings, provided that, in the case of Liens under this clause (y), a reserve against the Borrowing Base shall have been established in the amount of the claims for any such taxes, assessments or other governmental charges; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or the validity of which is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, and (x) the outcome of such proceedings, if adversely determined, could not have a Material Adverse Effect, and (y) the amount of such Liens shall be deducted from the Borrowing Base if such Liens attach to any assets included in the Borrowing Base; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Systems, either Borrower, any Guarantor or any of their respective Subsidiaries; (e) Liens for purchase money obligations, provided that
(i) the Indebtedness secured by any such Lien is permitted under subsection 7.1 and (ii) such Lien encumbers only the asset so purchased; (f) Liens in favor of Lender; (g) Liens set forth on Schedule 1.1(A); and (h) attachment, judgment and other similar liens not attaching to the Collateral which arise in connection with court proceedings, as to which the execution or other enforcement thereof is effectively stayed, or which are fully covered by applicable insurance as to which the insurance company has acknowledged coverage (which shall not include any bonding or other arrangement in connection with which either of the Borrowers or any of the other Loan Parties may be liable to any extent)

     "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

     "Pledge Agreement" means each stock pledge agreement executed and delivered by Systems, each Borrower and each Subsidiary that has a Subsidiary in favor of Lender, in form and substance satisfactory to Lender.

     "Pro Forma" means the unaudited consolidated and consolidating balance sheet of Systems and the Borrowers as of the Closing Date after giving effect to the transactions contemplated by this Agreement. The Pro Forma is annexed hereto as Schedule 1.1(B).

     "Projections"   means   Systems'  and  the   Borrowers'   forecasted:   (a)
consolidated and consolidating balance sheets; (b) consolidated and consolidating profit and loss statements; (c) consolidated and consolidating cash flow statements; (d) capitalization statements; and (e) consolidated and consolidating schedule of Indebtedness, all prepared on a division by division and Subsidiary by Subsidiary basis and otherwise consistent with Systems' and such Borrower's financial statements, together with appropriate supporting details and a statement of underlying assumptions.

     "Reconciliation Report" means a report duly executed by the chief executive officer or chief financial officer or another officer responsible for finance matters of a Borrower Representative appropriately completed and in substantially the form of Exhibit C.

     "Restricted Junior Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or partnership, membership or other equity interest of Systems, a Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely with shares of the class of stock on which such dividend is declared; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Indebtedness subordinated in right of payment to the Obligations or any shares of any class of stock or partnership, membership or other equity interest of Systems, a Borrower or any of their respective Subsidiaries now or hereafter outstanding, or the issuance of a notice of an intention to do any of the foregoing; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or partnership, membership or other equity interest of Systems, a Borrower or any of their respective Subsidiaries now or hereafter outstanding; and (d) any payment by Systems, a Borrower or any of their respective Subsidiaries of any management fees, consulting fees or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

     "Revolving Advance" means each advance made by Lender(s) pursuant to subsection 2.1(A).

     "Revolving Loan" means the outstanding balance of all Revolving Advances and any amounts added to the principal balance of the Revolving Loan pursuant to this Agreement.

     "Revolving Loan Commitment" means the commitment of Lender to make Revolving Advances pursuant to subsection 2.1(A), and to purchase participations in Lender Letters of Credit pursuant to subsection 2.1(F) in the aggregate amount set forth on the signature page of this Agreement (or any amendment to this Agreement) opposite Lender's signature.

     "Revolving Notes" means the promissory notes of the Borrowers in a form reasonably acceptable to the Lender, issued pursuant to subsection 2.1(D).

     "Risk Participation Agreement" has the meaning assigned to that term in subsection 2.1(F).

     "Rolling EBITDA" means EBITDA for a period of four consecutive Fiscal Quarters ending on the last day of each Fiscal Quarter prior to each Adjustment Date.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

     "Tangible  Net  Worth"  means,   as  to  any  Person  as  of  the  date  of
determination thereof, the excess of total assets over total liabilities, as determined in accordance with GAAP, and less the sum of (without duplication):

          (a) the total book value of all assets of such Person and its Subsidiaries properly classified as intangible assets under GAAP, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

          (b) all amounts representing any write-up in the book value of any assets of such Person or its Subsidiaries resulting from a revaluation thereof subsequent to December 31,1998; plus

          (c) to the extent otherwise includable in the computation of Tangible Net Worth, any subscriptions receivable; plus

          (d) any deferred charges and treasury stock; plus

          (e) software development costs.

     "Target" means, with respect to any Permitted Acquisition, any Person whose capital stock, assets or business are being acquired pursuant to such Permitted Acquisition.

     "Termination Date" means May 31, 2002.


     "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

     "Unused Availability" means, as of any date, the amount (if any) by which the Maximum Revolving Loan Amount exceeds the Revolving Loan.

     1.2 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any "Accounting Changes" (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Systems,
Borrowers and Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Systems, Borrowers and their respective Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Systems, Borrowers and the other Loan Parties and Lender, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) Systems and Borrowers shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Systems,
Borrowers and their respective Subsidiaries; (b) changes in accounting principles recommended by Systems' or Borrowers' certified public accountants; and (c) changes in carrying value of any of Systems', any Borrowers' or any of their respective Subsidiaries' assets, liabilities or equity accounts resulting from any adjustments in excess of $50,000 in the aggregate that, in each case, were applicable to, but not included in, the Pro Forma. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.


     1.3 Other Definitional Provisions. References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

                        SECTION 2. LOANS AND COLLATERAL

     2.1  Loans.

          (A) Revolving Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Systems, Borrowers and the other Loan Parties set forth herein and in the other Loan Documents, each Lender agrees to lend to Borrowers from time to time Revolving Advances. The Revolving Loan Commitment shall not exceed at any time $9,000,000 to both Borrowers less any reductions pursuant to subsection 2.4(B). Notwithstanding the foregoing, the portion of the Revolving Loan attributable to either Borrower at any time plus the Letter of Credit Liability of such Borrower at such time, but only in respect of any Letter of Credit issued for the account of such Borrower (together with the aggregate amount theretofore paid by Lender in respect of any Letter of Credit issued for the account of such Borrower and not reimbursed by such Borrower) shall not exceed the lesser of : (1)(x) in the case of Power, $6,000,000, and (y) in the case of Process, $3,000,000, and (2) that portion of the Borrowing Base attributable to such Borrower. Amounts borrowed under this subsection 2.1(A) may be repaid and reborrowed at any time prior to the earlier of (i) the termination of the Revolving Loan Commitment pursuant to subsection 8.3 or (ii) the Termination Date. Except as otherwise provided herein, Lender shall not have any obligation to make an advance under this subsection 2.1(A) to a Borrower to the extent such advance would cause the Revolving Loan (after giving effect to any immediate application of the proceeds thereof) to exceed the Maximum Revolving Loan Amount.

               (1) "Maximum Revolving Loan Amount" means, as of any date of determination, the lesser of (a) the Revolving Loan Commitment minus the Letter of Credit Liability and (b) the Borrowing Base minus the Letter of Credit Liability.

               (2) "Borrowing Base" means, as of any date of determination, an amount equal to the sum of (x) 90% of Eligible Accounts of Power and 85% of Eligible Accounts of Process less such reserves as Lender in its sole discretion may elect to establish, plus (y) 60% of Power's Eligible Unbilled Accounts, less such reserves as Lender in its sole discretion may elect to establish, plus (z) 20% of Eligible Inventory of Process but not exceeding $600,000 in the aggregate under this clause (z), provided that Accounts of Power under which the customer is located in the United States shall be in an aggregate amount less than Power's backlog of orders with customers located outside the United States. A portion of the Borrowing Base shall be attributed to each Borrower on the basis of the appropriate percentage set forth above of the assets of such Borrower included in the Borrowing Base.


          (B) Eligible Accounts and Inventory.

          "Eligible Accounts" means, as at any date of determination, the aggregate of all Accounts that Lender, in its sole judgment, deems to be eligible for borrowing purposes (provided that Lender shall give Borrower Representative reasonably prompt notice following any determination by Lender to exclude any Accounts from Eligible Accounts based on criteria other than those set forth below, which notice shall include, subject to confidentiality constraints as determined by Lender in its sole discretion, the basis for such determination by Lender). Without limiting the generality of the foregoing, unless otherwise agreed by Lender, the following Accounts are not Eligible
Accounts:

               (1) Accounts which remain unpaid for more than ninety (90) days after the date of issuance of the original invoice;

               (2) Accounts which are otherwise eligible with respect to which the account debtor is owed a credit or other obligation by any Borrower, but only to the extent of such credit or other obligation;

               (3) Accounts due from a customer whose principal place of business is located outside the United States of America or Canada unless: (a) the customer has been approved by Exim and the Account is eligible for inclusion in the Borrowing Base under the EximBank Documents or (b) such Account is backed by a letter of credit, in form and substance acceptable to Lender and issued or confirmed by a bank that is organized under the laws of the United States of America or a State thereof, that is acceptable to Lender; provided that such letter of credit has been delivered to Lender as additional collateral;

               (4) Accounts due from a customer which Lender has notified Borrower Representative does not have a satisfactory credit standing;

               (5) Accounts in excess of an aggregate face amount of $100,000 with respect to which the customer is the United States of America, any state or any municipality, or any department, agency or instrumentality thereof unless the applicable Borrower has, with respect to such Accounts, complied with the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any applicable statute or municipal ordinance of similar purpose and effect, provided that such Accounts shall not be excluded from Eligible Accounts if the Borrower has complied with its obligations under Section 2.15;

               (6) Accounts with respect to which the customer is an Affiliate of any Borrower or a director, officer, agent, stockholder or employee of any Borrower or any of its Affiliates;


               (7) Accounts due from a customer if more than fifty percent (50%) of the aggregate amount of Accounts of such customer owing to any Borrower or in the aggregate to all Borrowers have at the time remained unpaid for more than ninety (90) days after the date of issuance of the original invoice;

               (8) Accounts with respect to which there is any unresolved dispute with the respective customer (but if the amount in dispute relates to 25% or less of the amount of such Accounts, only to the extent of the amount of such dispute);

               (9) Accounts evidenced by an "instrument" or "chattel paper" (as defined in the UCC) not in the possession of Lender;

               (10) Accounts with respect to which Lender does not have a valid, first priority and fully perfected security interest;

               (11) Accounts subject to any Lien except those in favor of Lender and except Permitted Encumbrances referred to in clauses (a) and (h) of the definition of such term herein as to which a reserve against or deduction from the Borrowing Base shall have been established;

               (12) Accounts with respect to which either Borrower has received notice that the customer is the subject of any bankruptcy or other insolvency proceeding;

               (13) Accounts due from a customer (other than the United States Department of Energy and its subdivisions) to the extent that such Accounts exceed in the aggregate an amount equal to fifteen percent (15%) of the aggregate of all Accounts at said date;

               (14) Accounts with respect to which the customer's obligation to pay is conditional or subject to a repurchase obligation or right to return or with respect to which the goods or services giving rise to such Account have not been delivered (or performed, as applicable) and accepted by such account debtor, including progress billings, bill and hold sales, guarantied sales, sale or return transactions, sales on approval or consignment sales;

               (15) Any Account with respect to which the customer is located in
(a) New Jersey or Minnesota, or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless the Borrower holding such Account has either qualified as a foreign corporation authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year, or (b) any country where Exim is off cover in accordance with EximBank's Country Limitation Schedule in effect from time to time;

               (16) Accounts with respect to which the customer is a creditor of any Borrower; provided, however, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by Borrowers to such Person; and

               (17) Accounts which do not conform to the requirements contained in the EximBank Documents or are excluded from the Borrowing Base by Section 2.3 of the Borrower Agreement.

          "Eligible Inventory" means, as at any date of determination, all Inventory of a Borrower (excluding all spare parts) consisting of finished products, work in progress, or raw materials, valued at the lower of its cost or its market value that Lender, in its sole judgment, deems to be eligible for borrowing purposes (provided that Lender shall give Borrower Representative reasonably prompt notice following any determination by Lender to exclude any Inventory from Eligible Inventory based on criteria other than those set forth below, which notice shall include the basis for such determination by Lender). Without limiting the generality of the foregoing, unless otherwise agreed by Lender, Eligible Inventory shall satisfy the following eligibility criteria:

          (1) such Inventory was acquired by a Borrower in the ordinary course of business from a non-Affiliate and such Inventory is merchantable and not obsolete, damaged or otherwise unfit for sale or further processing;

          (2) a Borrower has legal and valid title to such Inventory;

          (3) a Borrower has the full and unqualified right to assign and grant a Lien on such Inventory to the Lender as security for the Obligations;

          (4) such Inventory is subject to a valid and enforceable perfected Lien in favor of the Lender, which Lien is prior to the rights of, and enforceable as such against, all other Persons, and is subject to no other Liens except Permitted Encumbrances referred to in clauses (a), (b) or (h) of the definition of such term herein as to which a reserve against or deduction from the Borrowing Base shall have been established;

          (5) none of such Inventory is evidenced by bills of lading or other documents of title, whether negotiable or non-negotiable, unless such negotiable document of title has been issued and duly negotiated to a Borrower or the Lender or such non-negotiable document of title has been issued in the name of and delivered to a Borrower or the Lender and, in each case, the issuer is acceptable to the Lender; and

          (6) such Inventory is located in a facility acceptable to the Lender which is owned by a Borrower, leased by a Borrower or otherwise under the control of a Borrower.

          "Eligible Unbilled Accounts" means, as at any date of determination, Power's rights and claims for services actually performed or goods actually delivered to a customer as to which such Borrower has not yet issued an invoice. In order to qualify as an Eligible Unbilled Account, such rights and claims must be deemed eligible by the Lender, in its sole judgment, for borrowing purposes (provided that Lender shall give Borrower Representative reasonably prompt notice following any determination by Lender to exclude such rights or claims from Eligible Unbilled Accounts based on criteria other than those set forth below, which notice shall include the basis for such determination by Lender). The amount of Eligible Unbilled Accounts shall be equal to the amount that would be included as Eligible Accounts upon issuance of an invoice therefor, but not to exceed recoverable costs under the relevant contract and not to include any accrued profit. Without limiting the generality of the foregoing, unless otherwise agreed by Lender, Eligible Unbilled Accounts shall satisfy the following eligibility criteria:

          (1) Upon issuance of an invoice therefor, an Eligible Account will arise in favor of a Borrower;

          (2) Even if no other services were performed or goods delivered to the customer, a Borrower has the right to issue an invoice to its customer for services performed or goods delivered prior to the date as of which Eligible Unbilled Accounts is determined; and

          (3) No  Eligible  Unbilled  Account  shall  be  included  in  Eligible
Accounts.

          (C) Borrowing Mechanics.

          (1) LIBOR Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of such amount.

          (2) On any day when any Borrower desires an advance under this subsection 2.1, Borrower Representative shall give Lender telephonic notice of the proposed borrowing by 11:00 a.m. New York City time on the Funding Date of a Base Rate Loan and three (3) Business Days in advance of the Funding Date of a LIBOR Loan, which notice shall also specify the proposed Funding Date (which shall be a Business Day), whether such Loans shall consist of Base Rate Loans or LIBOR Loans, and for LIBOR Loans the Interest Period applicable thereto, and the name(s) of Borrower(s) on whose behalf such Loans are being requested. Any such telephonic notice shall be confirmed in writing on the same day by delivery by one or more of the Borrower Representatives of a Notice of Borrowing in the form of Exhibit D annexed hereto (a "Notice of Borrowing"). Lender shall not incur any liability to any Borrower for acting upon any telephonic notice Lender believes in good faith to have been given by a duly authorized officer or other Person authorized to convey such notice on behalf of a Borrower or for otherwise acting in good faith under this subsection 2.1(C). Lender shall not be obligated to make any advance pursuant to any telephonic notice unless it has also received the most recent Borrowing Base Certificate and all other documents required under subsection 5.1 by 11:00 a.m. New York City time. Each Revolving Advance shall be deposited by wire transfer in immediately available funds in a Borrower's operating account with Dime as Borrower Representative may from time to time designate to Lender in writing. The becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents, whether principal, accrued interest or fees, shall be deemed irrevocably to be a request by Borrowers or Borrower Representative for a Base Rate Revolving Loan on the due date of, and in the amount required to pay, such principal, accrued interest and fees, and the proceeds of each such Revolving Advance if made by Lender shall be disbursed by Lender by way of direct payment of the relevant obligation.

          (D) Note. Each of the Borrowers shall jointly and severally execute and deliver to Lender with appropriate insertions Revolving Notes in the principal amount of $6,000,000 and $3,000,000, respectively, to evidence Lender's Revolving Loan Commitment to the Borrowers, respectively. In the event of an assignment under subsection 9.1, Borrowers shall, upon surrender of the assigning Lender's Note, issue a new Note to reflect the interest held by the assigning Lender and its assignee.

          (E) Evidence of Revolving Loan Obligations. Each Revolving Advance shall be evidenced by this Agreement, the Revolving Notes, and notations made from time to time by Lender in its books and records, including computer records. Lender shall record in its books and records, including computer records, the principal amount of the Revolving Loan owing to it from time to time. Lender's books and records shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein. Failure by Lender to make any such notation or record shall not affect the obligations of Borrowers to Lender with respect to the Revolving Loans.

          (F) Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Systems, Borrowers and the other Loan Parties, the Revolving Loan Commitments may, in addition to Revolving Advances, be utilized, upon the request of Borrower Representative, for (i) the issuance of letters of credit by Lender, or (ii) the issuance by Lender of risk participations (a "Risk Participation Agreement") to banks to induce such banks to issue letters of credit for the account of any Borrower or to Dime to induce Dime to enter into such a risk participation with such an issuing bank (each of (i) and (ii) above a "Lender Letter of Credit"). In no event shall any Lender Letter of Credit be issued to the extent that the issuance of such Lender Letter of Credit would cause the sum of the Letter of Credit Liability after giving effect to such issuance plus the Revolving Loan to exceed the lesser of (x) the Borrowing Base and (y) the Revolving Loan
Commitment. Notwithstanding the foregoing, in no event shall any Lender Letter of Credit be issued on behalf of any Borrower to the extent that the issuance of such Lender Letter of Credit would cause the sum of the Revolving Loan outstanding to such Borrower plus the Letter of Credit Liability attributable to such Borrower to exceed that portion of the Borrowing Base attributable to such Borrower.

               (1) Maximum Amount. The aggregate amount of Letter of Credit Liability with respect to all Lender Letters of Credit outstanding at any time shall not exceed $9,000,000.


               (2) Reimbursement. Borrowers shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Lender or the issuer for any amounts paid with respect to a Lender Letter of Credit including all fees, costs and expenses paid to any bank that issues a Bank Letter of Credit. Borrowers hereby authorize and direct Lender, at Lender's option, to debit each Borrower's account (by increasing the principal balance of the Revolving Loan) in the amount of any payment made with respect to any Lender Letter of Credit issued for the account of such Borrower. All amounts paid with respect to any Lender Letter of Credit that are not immediately repaid by Borrowers with the proceeds of a Revolving Advance or otherwise shall bear interest at the Default Rate applicable to Base Rate Revolving Loans.

               (3) Conditions of Issuance. In addition to all other terms and conditions set forth in this Agreement, the issuance of any Lender Letter of Credit shall be subject to the satisfaction of all conditions applicable to Revolving Advances, and the conditions that the letter of credit be in such form, be for such amount, contain such terms and support such transactions as are permitted under Section 5.15 and would not constitute a Default or Event of Default. The expiration date of each Lender Letter of Credit shall be on a date which is at least thirty (30) days prior to the Termination Date.

               (4) Request for Letters of Credit. Borrower Representative shall give Lender at least three (3) Business Days prior notice specifying the date a Lender Letter of Credit is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the letter of credit being requested and shall contain certifications equivalent to those in the last paragraph of the Notice of Borrowing.

          (G) Other Letter of Credit Provisions.

               (1)  Obligations   Absolute.   The  obligation  of  Borrowers  to
reimburse Lender for payments made under, and other amounts payable in connection with, any Lender Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including the following circumstances:

                    (a) any lack of validity or enforceability of any Lender Letter of Credit, Risk Participation Agreement or any other agreement;

                    (b) the existence of any claim, set-off, defense or other right which any Borrower, any of its Affiliates or Lender, on the one hand, may at any time have against any beneficiary or transferee of any Lender Letter of Credit or Bank Letter of Credit (or any Persons for whom any such transferee may be acting), Lender or any other Person, on the other hand, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any of its Affiliates and the beneficiary of the letter of credit);

                    (c) any draft, demand, certificate or any other document presented under any Lender Letter of Credit is, or is alleged to be, forged, fraudulent, invalid or ineffective in any respect or any statement therein being untrue or inaccurate in any respect;


                    (d) payment under any Lender Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such letter of credit; provided that, in the case of any payment by Lender or the issuer of a Bank Letter of Credit under any Lender Letter of Credit or Bank Letter of Credit, either (x) Lender has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit or Bank Letter of Credit complies on its face with any applicable requirements for a demand for payment under such Lender Letter of Credit or Bank Letter of Credit or (y) the documents presented under such letter of credit substantially comply with the terms of such letter of credit;

                    (e) any other circumstance or happening whatsoever, which is similar to any of the foregoing, provided that this clause (e) shall not apply to any payment by Lender under a Lender Letter of Credit where the beneficiary fails fully to comply with the conditions for drawing unless either (x) Lender has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment thereunder or (y) the documents presented under such letter of credit substantially comply with the terms of such letter of credit; or

                    (f) the fact that a Default or an Event of Default shall have occurred and be continuing.

               (2) Nature of Lender's Duties. As between Lender on the one hand, and Borrowers, on the other hand, Borrowers assume all risks of the acts and omissions of, or misuse of any Lender Letter of Credit by, the beneficiary thereof. In furtherance and not in limitation of the foregoing, Lender shall not be responsible: (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document in connection with the application for and issuance of any Lender Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Lender Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of any Lender Letter of Credit to comply fully with conditions required in order to demand payment thereunder; provided that, in the case of any payment by Lender under any Lender Letter of Credit, either (x) Lender has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment thereunder or (y) the documents presented under such letter of credit substantially comply with the terms of such letter of credit; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Lender Letter of Credit; (g) for the credit of the proceeds of any drawing under any Lender Letter of Credit; and (h) for any consequences arising from causes beyond the control of Lender. None of the above shall affect, impair, or prevent the vesting of any of Lender's rights or powers hereunder.


               (3) Liability. In furtherance and extension of and not in limitation of the specific provisions herein above set forth, any action taken or omitted by Lender under or in connection with any Lender Letter of Credit, if taken or omitted in good faith, shall not put Lender under any resulting liability to any Borrower, provided that this paragraph (3) shall not apply if Lender makes a payment under a Lender Letter of Credit where the beneficiary fails fully to comply with the conditions for drawing, unless either (x) Lender has not acted with gross negligence or willful misconduct (as determined by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment thereunder or (y) the documents presented under such letter of credit substantially comply with the terms of such letter of credit.

          (H) Appointment of Borrower Representative. Each Borrower hereby designates Systems and the other Borrower, each acting singly or together with the other, as its representative and agent (each a "Borrower Representative") for the purposes of initiating borrowing requests, requesting Lender Letters of Credit, selecting interest rate options and giving and receiving notices and consents hereunder or under any of the other Loan Documents. Lender may regard any notice or other communication pursuant to any Loan Document from any Borrower Representative as a notice or communication from Borrowers. Each Borrower hereby covenants and agrees that each representation and warranty, covenant, agreement and undertaking made in its name or on its behalf by either Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

     2.2  Interest.

          (A) Rate of Interest. The Loans and all other Obligations shall bear interest from the date such Loans are made or such other Obligations become due to the date paid at a rate per annum equal to (i) in the case of Base Rate Loans and other Obligations for which no other interest rate is specified, the Base Rate plus the Applicable Base Rate Margin, and (ii) in the case of LIBOR Loans, LIBOR plus the Applicable LIBOR Margin (the "Interest Rate"). The applicable basis for determining the rate of interest shall be selected by Borrower Representative initially at the time a Notice of Borrowing is given pursuant to subsection 2.1(C). The basis for determining the interest rate with respect to any Loan or a portion of any Loan may be changed from time to time pursuant to subsection 2.2(E). If on any day a Loan or a portion of any Loan is outstanding with respect to which notice has not been delivered to Lender in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day that Loan or portion thereof shall bear interest determined by reference to the Base Rate.

     After the occurrence and during the continuance of an Event of Default (i) the Loans and all other Obligations shall, at the option of Lender, bear interest at a rate per annum equal to two percent (2%) plus the applicable Interest Rate (the "Default Rate"), and (ii) each LIBOR Loan shall automatically convert to a Base Rate Loan at the end of any applicable Interest Period. After the occurrence and during the continuance of any Event of Default or Default, no Loans may be converted to LIBOR Loans.


          (B) Interest Periods. In connection with each LIBOR Loan, Borrower Representative shall elect an interest period (each an "Interest Period") to be applicable to such Loan, which Interest Period shall be either a one, two, three or four month period; provided that:

               (1) the initial Interest Period for any LIBOR Loan shall commence on the Funding Date of such Loan;

               (2) in the case of successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

               (3) if an Interest Period expiration date is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if such succeeding Business Day falls in the next calendar month, such Interest Period shall expire on the immediately preceding Business Day;

               (4) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to part
(5) and (6) below, end on the last Business Day of a calendar month;

               (5) no Interest Period shall extend beyond the Termination Date;

               (6) no Interest Period may extend beyond a scheduled principal payment date unless the sum of (a) the aggregate principal amount of Loans that are Base Rate Loans or that have Interest Periods expiring on or before such date and (b) the Unused Availability equals or exceeds the principal amount required to be paid on the Loans on such date; and

               (7) there shall be no more than five (5) Interest Periods relating to LIBOR Loans outstanding at any time.


          (C) Computation and Payment of Interest. Interest on the Loans and all other Obligations shall be computed on the daily principal balance on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of funding of the Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, shall be included; and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, or with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan. Interest on Base Rate Loans and all other Obligations other than LIBOR Loans shall be payable to Lender monthly in arrears on the first day of each month, on the date of any prepayment of Loans, and at maturity, whether by acceleration or otherwise. Interest on LIBOR Loans shall be payable to Lender on the last day of the applicable Interest Period for such Loan, on the date of any prepayment of the Loans, and at maturity, whether by acceleration or otherwise. In addition, for each LIBOR Loan having an Interest Period longer than three (3) months, interest on such Loan shall also be payable on the last day of each three (3) month interval during such Interest Period.

          (D) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrowers shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this subsection shall govern and control; (2) neither any Borrower nor any other Loan Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender's option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither any Borrower nor any other Loan Party shall have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until each Lender shall have received the amount of interest which such Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

          (E) Conversion or Continuation. Subject to the provisions of subsection 2.2(A), Borrower Representative shall have the option to (1) convert at any time all or any part of outstanding Loans equal to $500,000 and integral multiples of $100,000 in excess of that amount from Base Rate Loans to LIBOR Loans or (2) upon the expiration of any Interest Period applicable to a LIBOR Loan, to (a) continue all or any portion of such LIBOR Loan equal to $500,000 and integral multiplies of $100,000 in excess of that amount as a LIBOR Loan or
(b) convert all or any portion of such LIBOR Loan to a Base Rate Loan. The succeeding Interest Period(s) of such continued or converted Loan commence on the last day of the Interest Period of the Loan to be continued or converted; provided that no outstanding Loan may be continued as, or be converted into, a LIBOR Loan, when any Event of Default or Default has occurred and is continuing.

          Borrower Representative shall deliver a notice of conversion/continuation to Lender no later than noon (New York time) at least three (3) Business Days in advance of the proposed conversion/continuation date ("Notice of Conversion/Continuation"). A Notice of Conversion/Continuation shall certify: (1) the proposed conversion/continuation date (which shall be a Business Day); (2) the amount of the Loan to be converted/continued; (3) the nature of the proposed conversion/continuation; (4) in the case of conversion to, or a continuation of, a LIBOR Loan, the requested Interest Period; and (5) that no Default or Event of Default has occurred and is continuing or would result from the proposed conversion/continuation.


          In lieu of delivering the Notice of Conversion/Continuation, Borrower Representative may give Lender telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2(E); provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Lender on or before the proposed conversion/continuation date.

          Lender shall not incur any liability to Borrowers in acting upon any telephonic notice referred to above that Lender believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2(E) and upon conversion/continuation by Lender in accordance with this Agreement pursuant to any telephonic notice, Borrower Representative shall have effected such conversion or continuation, as the case may be, hereunder.

     2.3 Fees.

          (A) Unused Line Fee. Borrowers shall pay to Lender each month a fee in an amount equal to the average daily Revolving Loan Commitment less the sum of the average daily balance of the Revolving Loan during the preceding month multiplied by one half of one percent (.50%) per annum, such fee to be calculated on the basis of a 360 day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of the first month following the Closing Date and the first day of each month thereafter.

          (B) Letter of Credit Fees. Borrowers shall pay to Lender each month a fee with respect to the Lender Letters of Credit in the amount of the average daily amount of Letter of Credit Liability outstanding during such month multiplied by the Applicable LIBOR Margin in effect from time to time per annum. Such fees will be calculated on the basis of a 360 day year for the actual number of days elapsed and will be payable monthly in arrears on the first day of each month. Borrowers shall also reimburse Lender for any and all fees and expenses, including issuance fees, if any, paid by Lender to the issuer of any Bank Letter of Credit.

          (C) Audit Fees. Borrowers agree to pay to Lender promptly after each request from Lender an audit fee for each inspection equal to Lender's costs per auditor per day or any portion thereof, together with all out-of-pocket expenses, and Borrowers agree to reimburse Lender for all fees, costs and expenses paid by Lender to third party auditors. The maximum amount payable under this subsection 2.3 (C) in any calendar year shall not exceed $20,000, provided that such limit shall not apply after the occurrence of any Event of Default.

          (D) Collateral Monitoring Fees. Borrowers shall pay to the Lender on the first day of each month after the Closing Date a collateral monitoring fee for the preceding month equal to $500.

          (E) Other Fees and Expenses. Borrowers shall pay to Lender all charges for returned items and all other bank charges incurred by Lender, as well as Lender's standard wire transfer charges for each wire transfer made under this Agreement.

          (F) Fees Non-Refundable. All of the fees payable under Section 2.3 shall be non-refundable.

     2.4 Payments and Prepayments.

          (A) Manner and Time of Payment. In its sole discretion, Lender may charge interest and other amounts payable hereunder to the Revolving Loan, all as set forth on Lender's books and records. If Lender elects to bill Borrowers for any amount due hereunder, such amount shall be immediately due and payable with interest thereon as provided herein. All payments made by Borrowers with respect to the Obligations shall be made without deduction, defense, setoff or counterclaim. All payments to Lender hereunder shall, unless otherwise directed by Lender, be made to Lender's Account or in accordance with subsection 5.6. Proceeds remitted to Lender's Account shall be credited to the Obligations on the Business Day such proceeds were received; provided, however, that, for the purpose of calculating interest on the Obligations, such proceeds shall be deemed received on the second Business Day after receipt by the Lender of immediately available funds.

          (B) Mandatory Prepayments, etc..

               (1) Overadvance. At any time that the Revolving Loan exceeds the Maximum Revolving Loan Amount, Borrowers shall immediately repay the Revolving Loan to the extent necessary to reduce the principal balance to an amount equal to or less than the Maximum Revolving Loan Amount. At any time that the sum of the Revolving Loan outstanding to any Borrower plus the Letter of Credit Liability at such time, but only in respect of any Letter of Credit issued on behalf of such Borrower exceeds that portion of the Borrowing Base attributable to such Borrower, then such Borrower shall immediately repay the Revolving Loan to eliminate such excess. If the Revolving Loan is fully repaid, and such excess still exists, Borrowers shall immediately deposit cash collateral with Lender in an amount equal to such excess.

               (2) Proceeds of Asset Dispositions. At such time that the sum of all proceeds of all Asset Dispositions and all proceeds (net of underwriting discounts and commissions and all other reasonable costs associated with the transaction) from any sale or issuance of any equity or security received by Systems, Borrowers and their respective Subsidiaries exceeds $50,000, then any proceeds received above such amount ("Excess Proceeds") shall be subject to this subsection 2.4(B)(2). The Borrowers shall, immediately upon receipt of such Excess Proceeds, prepay the Obligations in an amount equal to such Excess Proceeds and, after all Obligations shall have been paid in full, deposit any remaining Excess Proceeds as cash collateral with the Lender; provided, however, that Lender shall release such cash collateral upon request of a Borrower Representative if no Default or Event of Default shall have occurred and be continuing.


          (C) Voluntary Prepayments and Repayments. Borrowers may, at any time upon not less than thirty (30) Business Days' prior notice to Lender, terminate the Revolving Loan Commitment and thereupon shall pay in full all of the Obligations without premium or penalty (but, for the avoidance of doubt, the Borrowers shall remain obligated for all amounts payable under subsection 2.11) and shall cause Lender to be released from all liability under any Lender Letters of Credit and Risk Participation Agreements or, at Lender's option, Borrowers will deposit cash collateral with Lender in an amount equal to 105% of the Letter of Credit Liability that will remain outstanding after prepayment or repayment, all under and pursuant to such instruments and documents in form and substance satisfactory to Lender.

          (D) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day, except as otherwise contemplated by subsection 2.2(B) and (C), and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

     2.5 Term of this Agreement. The Commitments shall (unless earlier terminated pursuant to this Agreement) terminate upon the earlier of (i) the occurrence of an event specified in subsection 8.3 or (ii) the Termination Date. Upon termination in accordance with subsection 8.3 or on the Termination Date, all Obligations shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all Obligations have been fully paid and satisfied, Lender shall be entitled to retain all security interests in and liens upon all Collateral (all of which shall be released at Borrowers' expense upon termination of this Agreement and the Commitments and the payment and satisfaction in full of all Obligations), and even after payment of all Obligations hereunder, Systems' and Borrowers' obligation to indemnify Lender and comply with other provisions which survive termination in accordance with the terms hereof shall continue.

     2.6 Statements. Lender shall render a monthly statement of account to Borrower Representative within twenty (20) days after the end of each month. Such statement of account shall constitute an account stated unless Borrower Representative makes written objection thereto within thirty (30) days from the date such statement is mailed to Borrower Representative. Borrowers promise to pay all of their Obligations as such amounts become due or are declared due pursuant to the terms of this Agreement.

     2.7 Grant of Security Interest. To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, each Loan Party (excluding any subsidiary which is not a Domestic Subsidiary) hereby grants to Lender a continuing security interest, lien and mortgage in and to all right, title and interest of such Loan Party in all present and future personal property and fixtures of such Loan Party, including all the following property of such Loan Party, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the "Collateral"): (A) Accounts, and all guaranties and security therefor, and all goods and rights represented thereby or arising therefrom including the rights of stoppage in transit, replevin and reclamation; (B) Inventory; (C) general intangibles and investment property (as defined in the UCC); (D) documents (as defined in the UCC) or other receipts covering, evidencing or representing goods; (E) instruments (as defined in the UCC); (F) chattel paper (as defined in the UCC); (G) Equipment; (H) Intellectual Property; (I) deposit accounts maintained with any bank or financial institution; (J) cash and other monies and property in the possession or under the control of Lender or any other Person;
(K) books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described above or are otherwise necessary or helpful in the collection thereof or realization thereon; and (L) products and proceeds of all or any of the property described above, including, without limitation, the proceeds of any insurance policies covering any of the above-described property. The Collateral shall include 100% of the issued and outstanding shares of capital stock and other equity interests of all direct Domestic Subsidiaries of the Borrowers and Guarantors (other than Inactive Subsidiaries) and 65% of the issued and outstanding shares of capital stock and other equity interests of all direct Subsidiaries of the Borrowers and the Guarantors (other than Inactive Subsidiaries) which are not Domestic Subsidiaries.

     2.8 Capital Adequacy and Other Adjustments. If the Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender or any corporation controlling Lender and thereby reducing the rate of return on Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrowers shall from time to time within fifteen
(15) days after notice and demand from Lender (together with the certificate referred to in the next sentence) pay to Lender additional amounts sufficient to compensate Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation (including any averaging or attribution methods) thereof submitted by Lender to Borrower Representative shall, absent manifest error, be final, conclusive and binding for all purposes.

     2.9 Taxes.

          (A) No Deductions. Any and all payments or reimbursements made hereunder or under the Note shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the net income of Lender by the United States of America, or the State of New York or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein "Tax Liabilities"). If any Loan Party shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Lender then the sum payable hereunder shall be increased as may be necessary (and the Borrowers shall pay all Tax Liabilities and such net income taxes excluded from the definition of "Tax Liabilities" on such increased amount) so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made.


          (B) Changes in Laws. In the event that, subsequent to the Closing Date, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender or any corporation controlling Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

               (1) does or shall subject Lender or any corporation controlling Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Lender Letters of Credit issued hereunder or any corporation controlling Lender, or change the basis of taxation of payments to Lender or any corporation controlling Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes imposed by the United States of America, or the State of New York or any political subdivision thereof, with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender or any corporation controlling Lender); or

               (2) does or shall impose on Lender or any corporation controlling Lender any reserve, special deposit or other condition or increased cost in connection with the transactions contemplated hereby;

and the  result of any of the  foregoing  is to  increase  the cost to Lender of issuing any Lender Letter of Credit, entering into any Risk Participation Agreement or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrowers shall promptly pay to Lender upon its demand, any additional amounts necessary to compensate Lender on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Lender with respect to this Agreement or the other Loan Documents. If Lender becomes entitled to claim any additional amounts pursuant to this subsection 2.9(B), it shall promptly notify Borrower Representative of the event by reason of which Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower Representative shall, absent manifest error, be final, conclusive and binding for all purposes.

          (C) In the event that the Lender actually receives a refund of or credit for taxes in respect of which any Borrower or Guarantor has made additional payments to the Lender under this Section 2.9 which credit or refund is identifiable by the Lender as being a result of taxes in respect of which any Borrower or Guarantor has made additional payments to the Lender under this
Section 2.9, the Lender shall promptly notify the Borrower or Guarantor which made such additional payment and shall remit to it the amount of such refund or credit (without interest) up to but not exceeding the lesser of (a) such additional payment or payments by such Borrower or Guarantor, or (b) the actual after-tax benefit to the Lender resulting from such refund or credit as conclusively determined by the Lender. Nothing contained herein shall (i) obligate the Lender to apply for such a refund or credit or (ii) afford to any Borrower or Guarantor any right to inspect or review any financial or tax records of the Lender.


     2.10 Required Termination and Prepayment. If on any date Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of LIBOR Loans has become unlawful or impossible by reason of compliance by Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, Lender shall promptly give notice (by telephone confirmed in writing) to Borrower Representative of that determination. The obligation of Lender to make or maintain its LIBOR Loans during any period after such notice shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and Borrowers shall no later than the termination of the Interest Period in effect at the time any such determination pursuant to this subsection 2.10 is made or, earlier when required by law, repay or prepay LIBOR Loans together with all interest accrued thereon or convert LIBOR Loans to Base Rate Loans.

     2.11 Compensation. Borrowers shall compensate Lender, upon written request by Lender (which request shall set forth in reasonable detail the basis for requesting such amounts and which shall, absent manifest error, be conclusive and binding upon all parties hereto), for all losses, expenses and liabilities including, without limitation, any loss sustained by Lender in connection with the re-employment of such funds: (i) if for any reason a borrowing of, conversion into or continuation of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing, a Notice of Conversion/Continuation or a telephonic request for borrowing or conversion/continuation; (ii) if any prepayment of any LIBOR Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Borrower Representative; or (iv) as a consequence of any other default by Borrowers to repay their LIBOR Loans when required by the terms of this Agreement; provided that during the period while any such amounts have not been paid, Lender shall be permitted to reserve an equal amount from amounts otherwise available to be borrowed under the Revolving Loan.

     2.12 Booking of LIBOR Loans. Lender may make, carry or transfer LIBOR Loans at, to, or for the account of, any of its branch offices or the office of an affiliate of Lender.

     2.13 Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to Lender under subsection 2.11 shall be made as though Lender (or an affiliate) had actually funded its relevant LIBOR Loan through the purchase of a LIBOR deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office to a domestic office in the United States of America; provided, however, that Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under subsection 2.11.

     2.14 Allocation of Collateral.

     (a) Prior to the occurrence of any Event of Default, the Lender shall allocate (i) all payments from each Borrower and collections from Collateral of each Borrower to the Obligations of the Borrowers and (ii) all payments from each Guarantor, GP Strategies and ManTech and collections from Collateral of each Guarantor to the Obligations of the Borrowers. Such allocation shall be made, at the Lender's election, either in accordance with directions from the Borrower Representative or on any other basis as the Lender shall determine to use in its sole discretion.


     (b) After the occurrence and during the continuance of any Event of Default, the Borrowers and the Guarantors acknowledge that pursuant to the EximBank Documents, the Lender may assign to EximBank certain of the obligations of Power, Process, the Guarantors, GP Strategies and ManTech under this Agreement and the Loan Documents and certain of the Lender's security interests in the Collateral. In the event of such an assignment, the following provisions shall apply:

          (i) Direct Obligations of Borrowers. Lender shall assign to EximBank the Obligations of Power arising from Revolving Advances made or attributable to it, and the Letter of Credit Liability arising from Letters of Credit issued for the account of Power; Lender shall retain the Obligations of Process arising from Revolving Advances made or attributable to it, and the Letter of Credit Liability arising from Letters of Credit issued for the account of Process;

          (ii) Guaranty Obligations of Borrowers. Lender shall assign to EximBank the Obligations of Process under Section 11 with respect to its guaranty of the Obligations of Power; Lender shall retain the Obligations of Power under Section 11 with respect to its guaranty of the Obligations of Process;

          (iii) Guaranty Obligations of Guarantors, ManTech and GP Strategies. Lender shall assign to EximBank the Obligations of the Guarantors under Section 11 and the obligations of ManTech and GP Strategies under the ManTech Guarantee and GP Strategies Guarantee with respect to their respective guaranties of the Obligations of Power; Lender shall retain the Obligations of the Guarantors under Section 11 and the obligations of ManTech and GP Strategies under the ManTech Guarantee and GP Strategies Guarantee with respect to their respective guaranties of the Obligations of Process;

          (iv)  Payments  from  Borrowers  and  Guarantors.   All  payments  and
collections from the Borrowers and the Guarantors or from any Collateral owned by any of them shall be allocated and applied as follows:

          (1) Borrower Payments, etc. With respect to payments and collections from a Borrower, Collateral owned by such Borrower or Collateral which is the capital stock of a Borrower, first, to payment of (or as cash collateral for) Obligations arising from Revolving Advances made or attributable to such Borrower and Letter of Credit Liability arising from Letters of Credit issued for the account of such Borrower (the "Direct Obligations"); and, second, to payment of (or as cash collateral for) Obligations arising under Section 11 with respect to such Borrower's guaranty of the Obligations of the other Borrower; and

          (2) Guarantor Payments etc. With respect to payments and collections from a Guarantor or from Collateral of a Guarantor (other than capital stock of the Borrowers), ratably to the Direct Obligations of the Borrowers in accordance with the ratio of the portion of the Revolving Loan Commitment available to each Borrower (that is, on the date hereof, $6,000,000 to Power and $3,000,000 to Process) until all Direct Obligations of a Borrower shall be paid (or cash collateralized) in full, and thereafter 100% to the other Borrower's Direct Obligations;

          (v) Payments from GP Strategies and ManTech. All payments and collections from GP Strategies and ManTech shall be allocated ratably to the Direct Obligations of the Borrowers in accordance with the following percentages:

               (a) 54.5% to the Direct Obligations of Power, and

               (b) 45.5% to the Direct Obligations of Process,

until all Direct Obligations of a Borrower shall be paid (or cash collateralized) in full, and thereafter 100% to the other Borrower's Direct Obligations; provided that nothing in this paragraph (v) shall reduce the amounts payable to Lender or EximBank by GP Strategies under the GP Strategies Guaranty or by ManTech under the ManTech Guaranty and

          (vi) Security Interests, etc. Lender shall assign to EximBank an undivided ratable portion of the security interest in the Collateral and Lender's rights and remedies under this Agreement and the other Loan Documents. The Borrowers and the Guarantors acknowledge and agree that upon such assignment, each reference to the Lender in any provision of this Agreement and the other Loan Documents relating to the Collateral shall, except where the context otherwise requires, include Lender and EximBank. Without limiting the foregoing:

          (1) EximBank shall have the right to exercise all rights and remedies under this Agreement and the Loan Documents with respect to the Obligations and security interests assigned to it, and the Lender shall have the right to exercise all other rights and remedies hereunder and thereunder, and such exercise of rights and remedies by the Lender and EximBank may occur at the same or at different times; and

          (2) the reference in the fourth line of Section 2.7 to "Lender" shall be deemed to be a reference to "Lender and EximBank".

     The priority of the security interests assigned to EximBank and the security interests retained by Lender shall be as follows:

          (A) EximBank shall have a first priority security interest in all of the Collateral owned by Power and the capital stock of Power to secure the Direct Obligations of Power assigned to EximBank; and Lender shall have a second priority security interest in all of the Collateral owned by Power and the capital stock of Power to secure the Obligations of Power under Section 11 with respect to its guaranty of the Obligations of Process;

          (B) Lender shall have a first priority security interest in all of the Collateral owned by Process and the capital stock of Process to secure the Direct Obligations of Process retained by Lender; and EximBank shall have a second priority security interest in all of the Collateral owned by Process and the capital stock of Process to secure the Obligations of Process under Section 11 with respect to its guaranty of the Obligations of Power assigned to EximBank; and

          (C) Lender and EximBank shall have equal priority security interests in all other Collateral of the Guarantors, and the proceeds of such Collateral shall be shared ratably as provided in paragraph (b)(iv)(2) above.

     Neither Lender nor EximBank shall exercise any rights or remedies to enforce its second priority security interest provided for in paragraph (A) or
(B) above without the consent of the other, except if all Direct Obligations of Power or Process, as applicable, secured by the first priority security interest provided for in paragraph (A) or (B) above have been paid in full.

     2.15 Federal Assignment of Claims Act.

     In the case of all presently outstanding and hereafter arising Accounts of either Borrower or any Guarantor with respect to which the United States of America or any department, agency or instrumentality thereof ("Government Accounts") is the obligor, except Accounts in the aggregate face amount as to all Borrowers and Guarantors less than $100,000, the following provisions shall apply:

     (A) On the date hereof or, in the case of such Accounts arising after the date hereof, within five (5) Business Days after such Accounts arise, such Borrower or Guarantor shall execute and deliver to the Lender confirmatory assignments ("Assignments") and notices of assignment (the "Notices") in form and substance satisfactory to the Lender in its sole discretion. Each Borrower and Guarantor hereby irrevocably authorizes the Lender or its designee, at the Borrowers' expense, to file, at any time after the occurrence and during the continuance of any Event of Default, with the United States government (or the appropriate department, agency or instrumentality) any such Notices, to which Assignments may be attached, and hereby irrevocably appoints the Lender as its attorney-in-fact to execute and file any such Notices, Assignments and related documents at any time after the occurrence and during the continuance of any Event of Default.

     (B) Schedule 2.15 is a true and complete list of all Government Accounts existing on the date hereof.


                      SECTION 3. CONDITIONS TO LOANS, ETC.

     3.1 Conditions to Loans, etc. The obligations of Lender to make Loans and the obligation of Lender to issue Lender Letters of Credit on the Closing Date and on each Funding Date are subject to satisfaction of all of the conditions set forth below.

          (A) Closing Deliveries. Lender shall have received, in form and substance satisfactory to Lender, all documents, instruments and information identified on Schedule 3.1(A) and all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which Lender may at any time reasonably request, including the EximBank Documents, the GP Strategies Guarantee and the ManTech Guarantee.

          (B) Security Interests. Lender shall have received satisfactory evidence that all security interests and liens granted to Lender pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute first priority liens on the Collateral, subject only to Permitted Encumbrances.


          (C) Closing Date Availability. After giving effect to the consummation of the transactions contemplated hereunder on the Closing Date and the payment by Borrowers of all costs, fees and expenses relating thereto, the Maximum Revolving Loan Amount on the Closing Date shall exceed the Revolving Loan plus the Letter of Credit Liability by at least $2,000,000.

          (D) Representations and Warranties. The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete in all material respects on and as of the Closing Date and that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by Systems and Borrowers to Lender after the Closing Date and approved by Lender in its sole discretion.

          (E) Fees. Borrowers shall have paid the fees payable on the Closing Date referred to in subsection 2.3. and shall have paid or reimbursed Lender for any fees payable by Borrowers or Lender under the EximBank Documents.

          (F) No Default. No event shall have occurred and be continuing or would result from the consummation of the requested borrowing or issuance of a Lender Letter of Credit that would constitute an Event of Default or a Default.

          (G) Performance of Agreements. Each Loan Party shall have performed all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before that Funding Date.

          (H) No Prohibition. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Lender from making any Loans or issuing any Lender Letters of Credit.

          (I) No Litigation. There shall not be pending or, to the knowledge of Systems or Borrowers, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting Systems, either Borrower or any of their respective Subsidiaries or any property of any such Person that could in the opinion of Lender have a Material Adverse Effect and that has not been disclosed to Lender by Borrowers in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that has been disclosed to Lender that, in the opinion of Lender, could have a Material Adverse Effect.

          (J) Indebtedness. All Indebtedness of all of the Loan Parties shall be repaid with the initial Revolving Loans and arrangements satisfactory to the Lender shall have been made with respect to all letters of credit issued for the account of any Loan Party which remains outstanding on the Closing Date, except the foregoing shall not apply to Indebtedness which is permitted to exist under
Section 7.1.

          (K) Borrowing Base Certificate. The Lender shall have received a Borrowing Base Certificate current within 5 Business Days prior to the Funding Date in the case of Power and 30 days prior to the Funding Date in the case of Process.

          (L) Export Orders. In the case of Power, Lender shall have received a written summary of the Export Orders against which the Loan or Lender Letter of Credit is to be made current within 5 Business Days prior to the Funding Date, except if there have been no changes since the delivery of the most recent summary, each such summary to comply with the MGA.

     3.2 Additional Conditions to Loans to Fund Permitted Acquisitions. The obligations of Lender to make Loans to fund Permitted Acquisitions are subject to satisfaction of all of the conditions set forth in subsection 7.6, in addition to those conditions set forth in subsection 3.1.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES

     To induce Lender to enter into this Agreement, and to make Loans and to issue Lender Letters of Credit, each of Systems, the Borrowers and the other Guarantors represents and warrants to Lender that the following statements are and will be true, correct and complete:

     4.1 Organization, Powers, Capitalization.

          (A) Organization and Powers. Each of the Loan Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and qualified to do business and in good standing in all states and countries where such qualification is required except where failures to be so qualified could not in the aggregate be reasonably expected to have a Material Adverse Effect. Each of the Loan Parties has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into and perform each Loan Document.

          (B) Capitalization. Except as set forth on Schedule 4.1(B), all issued and outstanding shares of capital stock of each of the Loan Parties are duly authorized and validly issued, fully paid, nonassessable, and are free and clear of all Liens other than those in favor of Lender and all such shares were issued in compliance with all applicable state, federal and other laws concerning the issuance of securities. The place of organization or incorporation of each Loan Party is listed in Schedule 4.1(B). The capital stock of each of the Loan Parties is owned by the stockholders and in the amounts set forth on Schedule 4.1(B) (in the case of Systems with shares held by the public being specified in the aggregate). To the best knowledge of Systems, each Person or group having beneficial ownership of more than five percent (5%) of the capital stock of Systems is identified on Schedule 4.1(B) (the terms "group" and "beneficial ownership", as used herein, having the meanings given in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder). No shares of the capital stock of any Loan Party, other than those described above, are issued and outstanding. Except as set forth on Schedule 4.1(B), there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party of any shares of capital stock or other securities of any such entity.

     4.2 Authorization of Borrowing, No Conflict. Each of the Loan Parties which is now or hereafter a party to any Loan Document has the corporate power and authority to incur the Obligations and to grant security interests in the Collateral. On the Closing Date, the execution, delivery and performance of the Loan Documents by each Loan Party signatory thereto will have been duly authorized by all necessary corporate and shareholder action. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Loan Documents by each Loan Party, and the enforcement thereof by Lender (A) do not contravene and will not be in contravention of any applicable law, the corporate charter or bylaws (or other constituent documents) of any Loan Party or any agreement or order by which any Loan Party or any Loan Party's property is bound and (B) do not and will not require any consent, order, license, validation or approval of or filing or registration with any government, governmental authority or agency, court or administrative body, except such as have been duly obtained, are in full force and effect and are listed in Schedule 4.2. This Agreement is, and the other Loan Documents, including the Note when executed and delivered will be, the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties, as applicable, in accordance with their respective terms.

     4.3 Financial Condition. All financial statements concerning the Loan Parties which have been or will hereafter be furnished by any of them to Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly the financial condition of the corporations (or other entities) covered thereby as at the dates thereof and the results of their operations for the periods then ended. The Pro Forma was prepared by Systems and Borrowers based on the unaudited consolidated balance sheet of Systems, Borrowers and their respective Subsidiaries dated April 30, 1999 and, during the period from such date through the Closing Date, there has been no material change in the business, operations or financial condition of Systems, either of Borrowers or any of their respective Subsidiaries. The Projections delivered and to be delivered have been and will be prepared by Systems and Borrowers in light of the past operations of the business of Systems, Borrowers and their respective Subsidiaries, and such Projections represent and will represent the good faith estimate of Systems and Borrowers and their respective senior management concerning the most probable course of its business as of the date such Projections are prepared and delivered.

     4.4 Indebtedness and Liabilities. As of the Closing Date, no Loan Party has
(a) any  Indebtedness  except as  reflected on Schedule 4.4 and the Pro Forma or
(b) any Liabilities other than as reflected on the Pro Forma or as incurred in the ordinary course of business following the date of the Pro Forma.

     4.5 Account Warranties. As to each existing Account: (a) at the time of its creation, such Account was a valid, bona fide account, representing an undisputed indebtedness (except any such disputed Account which is excluded in whole or in part from Eligible Accounts in accordance with paragraph (8) of the definition of Eligible Accounts herein) incurred by the named account debtor for goods actually sold and delivered or for services completely rendered; (b) there are no setoffs, offsets or counterclaims, genuine or otherwise, against such Account; (c) such Account does not represent a sale to an Affiliate or a consignment, sale or return or a bill and hold transaction; (d) no agreement exists permitting any deduction or discount (other than the discount stated on the invoice); (e) the Borrower or Guarantor that holds such Account is the lawful owner of the Account and has the right to grant a security interest and assign the same to Lender; (f) such Account is free of all security interests, liens and encumbrances other than those in favor of Lender; and (g) such Account is due and payable in accordance with its terms.

     4.6 Names. Schedule 4.6 sets forth all names, trade names, fictitious names and business names under which any Loan Party currently conducts business or has at any time during the past six years conducted business.

     4.7 Locations; FEIN. Schedule 4.7 sets forth the location of each Loan Party's principal place of business, chief executive office, the location of each Loan Party's books and records, the location of all other offices of such Loan Party and all Collateral locations, and such locations are such Loan Party's sole locations for its business and the Collateral. Each Loan Party's federal employer identification number, if any, is also set forth on Schedule 4.7.

     4.8  Title  to  Properties;   Liens.  Each  Loan  Party  and  each  of  its
Subsidiaries has good, sufficient and legal title, subject to Permitted Encumbrances, to all its respective properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. To the best knowledge of Systems and each Borrower after due inquiry, there are no actual, threatened or alleged defaults with respect to any leases of real property under which Systems, either Borrower or any of their respective Subsidiaries is lessee or lessor which would have a Material Adverse Effect.

     4.9 Litigation; Adverse Facts. Except as set forth on Schedule 4.9, there are no judgments outstanding against any Loan Party or affecting any property of any Loan Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of Systems or either Borrower after due inquiry, threatened against or affecting any Loan Party or any property of any Loan Party which individually or in the aggregate could reasonably be expected to result in any Material Adverse Effect. No Loan Party has any notice to the effect that it is exposed to any liability which could reasonably be expected to result in any Material Adverse Effect.

     4.10 Payment of Taxes. All tax returns and reports of each Loan Party required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are due and payable have been paid when due and payable or are being contested in good faith by appropriate proceedings and appropriate reserves therefor have been established in accordance with GAAP. Except as set forth on Schedule 4.10, as of the Closing Date, none of the United States income tax returns of any Loan Party are under audit. No tax liens have been filed and no claims (except as otherwise permitted by Section 5.9) are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of each Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.

     4.11 Performance of Agreements. None of the Loan Parties is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

     4.12 Employee Benefit Plans. Each Loan Party and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans. No material liability has been incurred by any Loan Party, any of its Subsidiaries or any ERISA Affiliate which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.

     4.13 Intellectual Property. Each Loan Party and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all such Intellectual Property is identified on Schedule 4.13.

     4.14 Broker's Fees. No broker's or finder's fee or commission will be payable with respect to any of the transactions contemplated hereby.

     4.15 Environmental Compliance. Each Loan Party has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws. There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials which have been (a) asserted or, to the best knowledge of each Loan Party, threatened against any Loan Party or relating to any real property currently or formerly owned by any Loan Party or (b) to the best knowledge of each Loan Party, asserted or threatened against any real property currently or formerly leased or operated by any Loan Party.

     4.16 Solvency. After giving effect to the transactions contemplated by the Loan Documents, and as of, from and after the date of this Agreement, each
Borrower,   each  Guarantor,  GP  Strategies  and  ManTech  (after  taking  into consideration all rights of contribution and indemnity it has against the others): (a) owns and will own assets the fair salable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of such Person as they mature; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due. There is no material fact known to Systems or any Borrower that has or could have a Material Adverse Effect and that has not been fully disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

     4.17 Disclosure. No representation, warranty or statement contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished to Lender by or on behalf of any of Systems, either Borrower or any Guarantor for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Persons to be reasonable at the time made. There is no material fact known to any Loan Party that has had or will have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

     4.18 Insurance. Each Loan Party maintains adequate insurance policies for public liability, workers compensation, employee benefit liability, fidelity liability, directors' and officers' liability, errors and omissions, property damage for its business and properties, product liability, and business interruption in amounts customarily carried or maintained by corporations of established reputation engaged in similar businesses. Such policies are in full force and effect. No notice of cancellation has been received with respect to such policies and such Loan Party and each of its Subsidiaries is in compliance with all conditions contained in such policies.

     4.19 Compliance with Laws. No Loan Party is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any Hazardous Material, which violation would subject such Loan Party or any of its Subsidiaries, or any of its respective officers to criminal liability or individually or in the aggregate with all such violations have a Material Adverse Effect and no such violation has been alleged.

     4.20 Bank Accounts. Schedule 4.20 sets forth the account numbers and locations of all bank accounts of each Loan Party.

     4.21 Subsidiaries. Neither Systems nor any Borrower has any Subsidiaries other than as set forth on Schedule 4.1(B).

     4.22 Employee Matters. Except as set forth on Schedule 4.22, (a) no Loan Party nor any of such Loan Party's employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Loan Party after due inquiry, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.22, no Loan Party is subject to an employment contract.

     4.23 Governmental Regulation. None of the Loan Parties is, or after giving effect to any loan will be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

     4.24 Real Property. On the date hereof, none of the Loan Parties owns or has any option to acquire any real property, including land or buildings, or leases any real property under a lease or other agreement with a term exceeding five years except as disclosed in Schedule 4.24.

                        SECTION 5. AFFIRMATIVE COVENANTS

Each of Systems, the Borrowers and the other Guarantors covenants and agrees that, so long as the Commitment hereunder shall be in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit, unless Lender shall otherwise give its prior written consent, each of Systems, the Borrowers and the other Guarantors shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5 applicable to such Person or Persons.

     5.1 Financial Statements and Other Reports. Systems, Borrowers and the other Guarantors will maintain, and cause each of their respective Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrowers will deliver or cause to be delivered to Lender the financial statements and other reports described below.

          (A) Monthly Financials. As soon as available, and in any event within thirty (30) days after the end of each month, Borrowers will deliver (1) the consolidated and consolidating balance sheet of Systems, Borrowers and their respective Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income and statement of cash flow for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (2) a schedule of the outstanding Indebtedness of each Loan Party describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.


          (B) Quarterly Financials, etc. (i) As soon as available, and in any event before the earlier of the date one (1) Business Day after Systems files its quarterly report on Form 10-Q with the Securities and Exchange Commission for each of its first three Fiscal Quarters in each Fiscal Year and the date forty-five (45) days after the end of such Fiscal Quarter, Borrowers will deliver, or will cause to be delivered, to Lender, such report; (ii) in respect of the fourth Fiscal Quarter in each Fiscal Year, as soon as available, and in any event within forty-five (45) days after the end of such Fiscal Quarter, Borrowers will deliver to Lender financial statements that are equivalent in format to the financial statements that would have been included in a quarterly report on Form 10-Q made by Systems for such Fiscal Quarter and (iii) in order to permit the Lender to comply with its obligations under the EximBank
Documents, Power shall deliver to the Lender within thirty (30) days after the end of each Fiscal Quarter a sampling selected by the Lender of copies of at least 10% of all written export orders or contracts which gave rise to Eligible Accounts during the preceding Fiscal Quarter.

          (C) Year-End Financials. As soon as available, and in any event not later than ninety (90) days after the end of each Fiscal Year or, if earlier, the date on which Systems files its annual report on Form 10-K with the Securities and Exchange Commission in respect of such Fiscal Year, Borrowers will deliver: (1) the consolidated balance sheet of Systems, Borrowers and their respective Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year;
(2) a schedule of the outstanding Indebtedness of Systems, Borrowers and their respective Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; (3) a report with respect to the financial statements from a firm of independent certified public accountants selected by Systems and Borrowers and acceptable to Lender, which report shall be unqualified and shall state that (a) such consolidated financial statements present fairly the consolidated financial position of Systems, Borrowers and their respective Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and (b) that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (4) copies of the consolidating financial statements of Systems, Borrowers and their respective Subsidiaries, including (a) consolidating balance sheets of Systems, Borrower and their respective Subsidiaries as at the end of such Fiscal Year showing intercompany eliminations and (b) related consolidating statements of earnings of Systems, Borrowers and their respective Subsidiaries showing intercompany eliminations.

          (D) Accountants' Certification and Reports. Together with each delivery of consolidated financial statements of Systems, Borrowers and their respective Subsidiaries pursuant to subsection 5.1(C), Borrowers will deliver
(1) a written statement by their independent certified public accountants (a) stating that the examination has included a review of the terms of this Agreement as same relate to accounting matters and (b) stating whether, in connection with the examination, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof and (2) a copy of a letter addressed to such accountants from Systems informing such accountants that a primary intent of Systems and Borrowers was to have the professional services such accountants provided to Systems and Borrowers in preparing their audit report and the letter referred to in this subsection 5.1(D) benefit or influence Lender and identifying Lender as a party that Systems and Borrowers have indicated intend to rely on such professional services provided to Systems and Borrowers by such accountants. Promptly upon receipt thereof, Systems and Borrowers will deliver copies of all significant reports submitted to Systems and Borrowers by independent public accountants in connection with each annual, interim or special audit of the financial statements of Systems, Borrowers or their respective Subsidiaries made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit.

          (E) Compliance Certificate. Together with the delivery of each set of financial statements referenced in subparts (A), (B) and (C) of this subsection 5.1, Borrowers will deliver a Compliance Certificate, together with (i) copies of the calculations and work-up employed to determine Systems' and Borrowers' compliance or noncompliance with the financial covenants set forth in Section 6 and subsection 7.1 and (ii) a report showing in reasonable detail the calculation of the Applicable Base Rate Margin and the Applicable LIBOR Margin as at the effective date of such financial statements (the "Applicable Margin Report").

          (F) Borrowing Base Certificates, Registers and Journals. On or before the fifth Business Day of each month from and after the Closing Date (or on each Business Day if requested by Lender following the occurrence of any Event of Default or when Unused Availability is less than $2,000,000 or when Lender in its reasonable discretion requires such reports on a daily basis) Borrowers shall deliver to Lender: (1) a separate Borrowing Base Certificate with respect to each Borrower updated to reflect the most recent sales and collections of each Borrower through the immediately preceding month (or, if requested by Lender on a daily basis pursuant hereto, on the immediately preceding Business
Day) and (2) a schedule of all Accounts created or acquired by each Borrower during such month or, if applicable, on such day, together with a summary aging of all such Accounts detailing amounts due from each account debtor. Within ten
(10) Business Days after the end of each month, Borrowers shall deliver to Lender (a) an invoice register or sales journal describing all sales of each Borrower for such month, in form and substance reasonably satisfactory to Lender, and, if Lender so requests, copies of invoices evidencing such sales and proofs of delivery relating thereto, (b) a cash receipts journal for such month,
(c) a schedule of each customer which is owed a credit or other amount in excess of $25,000 (which amount shall be deducted by Lender as a reserve from the Borrowing Base) by any Borrower and listing each such amount and (d) a summary inventory report by category as of the end of such month.

          (G) Reconciliation Reports and Listings and Agings. Within ten (10) Business Days after the last day of each month and from time to time upon the request of Lender, Borrowers shall deliver to Lender: (i) an aged trial balance of all then existing Accounts of each Borrower; (2) an aged trial balance of all then existing accounts payable of each Borrower; and (3) a Reconciliation Report as at the last day of such period. All such reports shall be in form and substance reasonably satisfactory to Lender.

          (H) Management Report. Together with each delivery of financial statements of Systems, Borrowers and their respective Subsidiaries pursuant to subdivisions (A) (on a quarterly basis only), and (B) of this subsection 5.1, Borrowers shall deliver a copy of the complete management's discussions and analysis of financial condition and results of operations included in Systems' Form 10-K or Form 10-Q, as applicable, filed with the Securities and Exchange Commission for the period covered by such financial statements. Such financial statements shall be presented in reasonable detail and shall be certified by the chief financial officer of Systems and each Borrower to the effect that such information fairly presents the results of operations and financial condition of Systems, the Borrowers and their Subsidiaries as at the dates and for the periods indicated.

          (I) Government Notices. The Borrowers shall cause all Loan Parties to deliver to Lender promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning any Employee Benefit Plan, the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the Fair Labor Standards Act or a Loan Party's payment or non-payment of any taxes including any tax audit if the matter referred to therein, if adversely determined, could have a Material Adverse Effect or result in any Lien on any assets of a Loan Party.

          (J) Events of Default, etc. Promptly upon (but in any event within five (5) Business Days after) any officer of any Loan Party obtaining knowledge of any of the following events or conditions, the Borrowers and Systems shall deliver a certificate of the chief executive officer, chief financial officer or other officer of Systems having responsibility for finance matters specifying the nature and period of existence of such condition or event and what action such Loan Party has taken, is taking and proposes to take with respect thereto:
(1) any condition or event that constitutes an Event of Default or Default; (2) any notice of default that any Person has given to any Loan Party or any other action taken with respect to a claimed default; or (3) any Material Adverse Effect.

          (K) Trade Names. Borrowers will give Lender at least thirty (30) days advance written notice of any change of name or of any new trade name or fictitious business name by any Loan Party or any of its Subsidiaries. Each Loan Party's use of any trade name or fictitious business name will be in compliance with all laws regarding the use of such names.

          (L) Locations. Borrowers will give Lender at least thirty (30) days advance written notice of any change in any Loan Party's principal place of business or any change in the location of its books and records or the Collateral or of any new location for its books and records or the Collateral.

          (M) Bank Accounts. Loan Parties will give Lender prompt notice of any new bank accounts any Loan Party intends to establish prior to its opening same.

          (N) Litigation. Promptly upon (but in any event within five (5) Business Days after) any officer of any Loan Party obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by a Loan Party to Lender which, if adversely determined, could have a Material Adverse Effect or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which could reasonably be expected to have a Material Adverse Effect, Borrowers will promptly give notice thereof to Lender and provide such other information as may be reasonably available to them to enable Lender and its counsel to evaluate such matter.

          (O) Projections. As soon as available and in any event no later than the end of each Fiscal Year of Systems, Borrowers will deliver preliminary Projections of Systems, Borrowers and their respective Subsidiaries for the forthcoming three Fiscal Years, year by year, and for the forthcoming Fiscal Year, month by month, and shall deliver the final Projections for such periods as soon as available and in any event no later than January 31 in the first of such three Fiscal Years.

          (P) Other Indebtedness Notices. Borrowers shall promptly deliver copies of all notices given or received by (but in any event within five (5) Business Days after receipt from) any Loan Party with respect to noncompliance with any term or condition (1) related to any Indebtedness in excess of $250,000 either individually or in the aggregate or (2) of any EximBank Documents, and shall promptly notify Lender of any potential or actual event of default with respect to any such Indebtedness or EximBank Documents or agreements.

          (Q) Other Information. With reasonable promptness, Borrowers will deliver such other information, reports, contracts, invoices and data with respect to any Loan Party or the Collateral as Lender may reasonably request from time to time.

          (R) Opening Balance Sheet. As soon as available and in any event within ninety (90) days after the Closing Date, Borrowers will deliver a consolidated and consolidating balance sheet as of May 31, 1999, certified by the chief financial officer of Systems and each Borrower as fairly presenting the consolidated and consolidating financial condition of Systems, Borrowers and their Subsidiaries in accordance with GAAP, subject to year-end audit adjustments.

          (S) Public Filings. Within five (5) Business Days after the filing or release thereof, Systems and Borrowers will deliver a copy of each registration statement (and amendment and supplement thereto), report, press release, prospectus, proxy statement or other filing or disclosure made with any securities commission, exchange or association or under the Securities Act of 1933, the Securities Exchange Act of 1934, any related laws or regulations or any comparable state acts, laws or regulations relating to any of them or any of their respective Subsidiaries.

     5.2 Access to Accountants and Management. Systems and the Borrowers authorize Lender to discuss the financial condition and financial statements of any Loan Party with such Loan Party's independent public accountants upon reasonable notice to Borrower Representative of its intention to do so, and authorizes such accountants to respond to all of Lender's inquiries. Lender may confer with any officers of each Loan Party directly regarding such Loan Party's business, operations and financial condition.

     5.3 Inspection. Systems and the Borrowers shall permit Lender and any authorized representatives designated by Lender to visit and inspect any of the properties of any Loan Party or any of its Subsidiaries, including their financial and accounting records, and in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss their affairs, finances and business with their officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested. Without limiting the foregoing, a field audit shall be permitted at least once every six months for the purposes set forth in Section 4.4 of the MGA.

     5.4 Collateral Records. The Borrowers and Guarantors shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate Lender's security interests in the Collateral.

     5.5 Account Covenants; Verification. Borrowers shall and shall cause the Guarantors to, at their own expense: (a) at any time upon the request of the Lender, cause all invoices evidencing Accounts and all copies thereof to bear a notice that such invoices are payable to the lockboxes established in accordance with subsection 5.6 or otherwise notify all account debtors to make payments under all present and future Accounts to such lockboxes and (b) use their best efforts to assure prompt payment of all amounts due or to become due under the Accounts. Discounts, credits or allowances will be issued, granted or allowed by any Borrower to customers and returns will be accepted solely in accordance with the ordinary course of such Borrower's business and consistent with past practices, provided that, upon written notice to such effect given by Lender at any time during the existence of any Event of Default, such practice shall cease. Borrowers will immediately notify Lender in the event that a customer alleges any dispute or claim with respect to an Account if the amount in dispute is, or the claim involves an amount, in excess of $10,000 or of any other circumstances known to any Borrower that may impair the validity or collectibility of such an amount in respect of any Account. Lender shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person. After the occurrence of a Default or an Event of Default, Borrowers shall not, without the prior consent of Lender, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon.

     5.6 Collection of Accounts and Payments; Cash Management Arrangements. Prior to the Closing Date, Borrowers shall, and shall cause the Guarantors to, establish lockboxes and blocked accounts (collectively, "Blocked Accounts") in Borrowers' or such Guarantor's names with such banks ("Collecting Banks") as are acceptable to Lender (subject to irrevocable instructions acceptable to Lender as hereinafter set forth and contained in agreements in form and substance acceptable to Lender among the applicable Borrowers or such Guarantor's and Collecting Banks and Lender ("Blocked Account Agreements")) to which, after notice from the Lender to the Borrower Representative, all account debtors shall directly remit all payments on Accounts and in which, at all times both before and after such notice from the Lender to the Borrower Representative, Borrowers and Guarantors will immediately deposit all payments constituting payments for Inventory or Accounts or other proceeds of Collateral in the identical form in which such payment was made, whether by cash or check. The Collecting Banks shall acknowledge and agree, in a manner satisfactory to Lender, that all payments made to the Blocked Accounts are the sole and exclusive property of Lender, and that the Collecting Banks have no right of setoff against the
Blocked Accounts and that all such payments received will be promptly transferred to Lender's Account. Borrowers and Guarantors hereby agree that all payments received by Lender, whether by cash, check, wire transfer or any other instrument, made to such Blocked Accounts or otherwise received by Lender and whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Lender. Borrowers and Guarantors shall irrevocably instruct each Collecting Bank immediately to transfer all payments or deposits to the Blocked Accounts into Lender's Account. Borrowers and Guarantors and any of their Affiliates, employees, agents or other Persons acting for or in concert with any Borrower or Guarantor, shall, acting as trustee for Lender, receive, as the sole and exclusive property of Lender, any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral which come into the possession or under the control of any Borrower or Guarantor or any of such Affiliates, employees, agents or other Persons acting for or in concert with any Borrower or Guarantor, and immediately upon receipt thereof, Borrowers or such Persons shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or, upon written direction from Lender, to Lender at its address set forth in subsection 10.4 below.

     5.7 Endorsement. Each Borrower and each Guarantor hereby constitutes and appoints Lender and all Persons designated by Lender for that purpose as such Borrower's or Guarantor's (as the case may be) true and lawful attorney-in-fact, with power to endorse its name to any of the items of payment or proceeds described in subsection 5.6 above and all proceeds of Collateral that come into Lender's possession or under Lender's control. Both the appointment of Lender as such Borrower's or Guarantor's (as the case may be) attorney and Lender's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

     5.8 Corporate Existence. Except as permitted pursuant to subsection 7.6, Systems, each Borrower and each Guarantor shall, and shall cause each of their respective Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business. Systems and each Borrower will promptly notify Lender of any change in its or their respective Subsidiaries' ownership or corporate structure.

     5.9 Payment of Taxes. Systems and the Borrowers shall, and shall cause each other Loan Party to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon; provided, however, that no such tax need be paid if such Loan Party is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if such Loan Party has established appropriate reserves as shall be required in conformity with GAAP.

     5.10 Maintenance of Properties; Insurance. Systems and the Borrowers shall and shall cause each other Loan Party to maintain or cause to be maintained (A) in good repair, working order and condition all material properties used in the business of any Loan Party and will make or cause to be made all appropriate repairs, renewals and replacements thereof and (B) with financially sound and reputable insurers, public liability insurance, workers compensation, employee benefit liability insurance, fidelity insurance, business interruption insurance, errors and omissions insurance, directors' and officers' liability insurance, and property damage insurance with respect to each Loan Party's business and properties against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Lender. Each Borrower and each Guarantor shall cause Lender to be named as loss payee on all insurance policies relating to any Collateral and as additional insured under all liability policies of all Loan Parties, in each case pursuant to appropriate endorsements in form and substance satisfactory to Lender and each of them hereby collaterally assigns to Lender as security for the payment of the Obligations all such insurance. The Borrowers and the Guarantors shall apply any proceeds received from any policies of insurance relating to any Collateral to the Obligations as set forth in subsection 2.4(B). The Borrowers will, and will cause each other Loan Party to, deliver to Lender, within ten (10) Business Days prior to the expiration or termination of any such insurance policy, a certificate of renewal or replacement of such insurance policy, as issued by the applicable insurance company or its duly authorized agent.

     5.11 Compliance with Laws. Systems and the Borrowers shall and shall cause each other Loan Party to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which Systems, a Borrower, or any other Loan Party is now doing business or may hereafter be doing business, other than those laws the noncompliance with which would not have a Material Adverse Effect.

     5.12 Further Assurances.

     (A) Systems and the Borrowers shall, and shall cause each other Loan Party to, from time to time, execute such guaranties, financing or continuation statements, documents, security agreements, reports and other documents or deliver to Lender such instruments, certificates of title or other documents as Lender at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents.

     (B) At Lender's request, each Loan Party shall cause any newly created or acquired Subsidiary of a Borrower or a Loan Party which is a Domestic Subsidiary promptly to become a Borrower and/or Guarantor hereunder and to grant to Lender security interests in the real, personal and mixed property of such Subsidiary to secure the Obligations.

     (C) Each Loan Party shall notify Lender prior to acquiring or leasing any real property, including land or buildings, and shall execute and deliver such mortgages in favor of Lender and other documents as Lender shall request to grant a first priority security interest and mortgage, as security for the Obligations. This subsection 5.12(C) shall not apply to leases with a term less than five years under which the annual rent obligations are less than $100,000.


     (D) In the event that any Subsidiary which is not a Domestic Subsidiary shall at any time have Tangible Net Worth or EBITDA for any two consecutive fiscal quarters (determined for such Subsidiary and its consolidated Subsidiaries) which exceeds 5% of the consolidated Tangible Net Worth or EBITDA for such two consecutive fiscal quarters of Systems, the Borrowers and their Subsidiaries, the Borrowers shall promptly (and in any event within 45 days after the end of the Fiscal Quarter in which such circumstance occurs) notify the Lender, and deliver to the Lender within 30 days thereafter an opinion of counsel in form and substance satisfactory to Lender from a recognized law firm in the jurisdiction where such non-Domestic Subsidiary is organized relating to, among other things, the due organization and existence of such Subsidiary, the valid issuance of its securities held by the Borrowers and/or Guarantors, the valid and perfected first priority pledge of such securities pursuant to a Pledge Agreement and the adequacy of the rights and remedies contained in such Pledge Agreement. If such opinion is not satisfactory to the Lender in all respects, the Borrowers and/or Guarantors shall execute and deliver to the Lender such agreements, instruments and documents as the Lender may request in its sole discretion to more effectively pledge the securities of such Subsidiary. Notwithstanding the foregoing, Systems and Borrowers shall take all of the foregoing actions with respect to GSE Power Systems AB within 30 days after the Closing Date.

     5.13 Collateral Locations. Each Borrower and Guarantor will keep the Collateral at the locations specified on Schedule 4.7. With respect to any new location (which in any event shall be within the continental United States), each Borrower and Guarantor will execute such documents and take such actions as Lender deems necessary to perfect and protect the security interests of Lender in the Collateral prior to the delivery, transfer or removal of any Collateral to such new location.

     5.14 Instruments; Chattel Paper, etc.. Except to the extent Indebtedness evidenced thereby does not exceed $50,000 outstanding at any time in the aggregate, each Borrower and Guarantor will (A) deliver and pledge to Lender all notes and instruments (as defined in the UCC) duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Lender, and all letters of credit, and (B) mark conspicuously all chattel paper with a legend, in form and substance satisfactory to Lender, indicating that such chattel paper is subject to the security interest of Lender.

     5.15 Use of Proceeds and Margin Security. Borrowers shall use the proceeds of all Loans and all Lender Letters of Credit for proper business purposes (as described in the recitals to this Agreement but subject to any limitations contained in the EximBank Documents) consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan shall be used by any Borrower or any other Loan Party for the purpose of purchasing or carrying margin stock within the meaning of Regulation G or Regulation U, or in any manner that might cause the borrowing, the application of such proceeds, or the transactions contemplated hereby or by the other Loan Documents to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or the rules and regulations thereunder.


                         SECTION 6. FINANCIAL COVENANTS

     Each of Systems, the Borrowers and the Guarantors covenants and agrees that so long as the Commitment remains in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit, unless Borrowers have received the prior written consent of Lender, Systems, each Borrower and each Guarantor shall comply with, and shall cause each of their respective Subsidiaries to comply with, all covenants in this Section 6.

     6.1 Minimum EBITDA. Systems, Borrowers and their respective consolidated Subsidiaries shall maintain, on a consolidated basis, EBITDA for each of the periods specified below in at least the amount set forth below opposite each period:

     Period                                                    Minimum EBITDA
     ------                                                    --------------

Four Fiscal Quarters Ending:

          March 31, 1999                                       $4,350,000

          June 30, 1999                                        $5,000,000

          September 30, 1999                                   $5,650,000

          December 31, 1999                                    $6,300,000

          March 31, 2000                                       $6,475,000

          June 30, 2000                                        $6,645,000

          September 30, 2000                                   $6,800,000

          December 31, 2000 and each                           $6,950,000
          Subsequent Fiscal Quarter end.


     6.2 Fixed Charge Coverage. (A) Systems and Borrowers and their respective consolidated Subsidiaries shall not permit their Fixed Charge Coverage, on a consolidated basis, to be less than 1.2 to 1.0 for the four Fiscal Quarters ending March 31, 1999, 1.4 to 1.0 for the four Fiscal Quarters ending June 30, 1999, 1.6 to 1 for the four Fiscal Quarters ending September 30, 1999, or 1.8 to 1 for the four Fiscal Quarters ending December 31, 1999 or on the last day of any Fiscal Quarter thereafter.

     (B) Each Borrower and its consolidated Subsidiaries shall not permit their respective Fixed Charge Coverage to be less than the ratios set forth under their names below for any period set forth below:


Period                              Power                   Process
------                              -----                   -------

Four Fiscal Quarters ending:

     March 31, 1999                 1.8                       1.85

     June 30, 1999                  1.8                       1.90

     September 30, 1999             1.8                       1.95

     December 31, 2000              1.8                       2.0
     and each subsequent
     Fiscal Quarter end.


     6.3 Tangible Net Worth. Systems and Borrowers and their respective consolidated Subsidiaries shall maintain at all times on a consolidated basis Tangible Net Worth during each Fiscal Year equal to or greater than the Tangible Net Worth as of the end of the immediately preceding Fiscal Year, provided that on the last day of each Fiscal Year beginning December 31, 1999, such consolidated Tangible Net Worth shall be at least $1,000,000 higher than such consolidated Tangible Net Worth as of the last day of the immediately preceding Fiscal Year.

     6.4 EximBank Tangible Net Worth. Power and its consolidated Subsidiaries shall maintain at all times on a consolidated basis EximBank Tangible Net Worth equal to or greater than $7,500,000.

     6.5 Leverage. Power and its consolidated Subsidiaries shall not permit the ratio of Liabilities to EximBank Tangible Net Worth (both as determined on a consolidated bases) at any time to exceed 4 to 1.

                         SECTION 7. NEGATIVE COVENANTS

     Each of Systems, the Borrowers and the Guarantors covenants and agrees that so long as the Commitment remains in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit, unless Borrowers have received the prior written consent of Lender, Systems, each Borrower and each Guarantor shall not, and shall not permit any of their respective Subsidiaries to:

     7.1 Indebtedness and Liabilities. Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations; (b) Intercompany Indebtedness among Borrowers and Guarantors but only to the extent not prohibited under the EximBank Documents; (c) Indebtedness (excluding Capital Leases) not to exceed (in the aggregate with Indebtedness permitted under clause (d) of this Section 7.1) $400,000 in the aggregate at any time outstanding secured by purchase money Liens; (d) Indebtedness under Capital Leases not to exceed (in the aggregate with Indebtedness permitted under clause
(c) of this Section 7.1) $400,000 outstanding at any time in the aggregate;  and
(e) Indebtedness existing on the Closing Date and identified on Schedule 4.4 and Indebtedness arising after the Closing Date and described in Schedule 4.4 as future permitted Indebtedness. Except for Indebtedness permitted in the preceding sentence, Systems, Borrowers and Guarantors will not, and will not permit any of their Subsidiaries to, incur any Liabilities except for trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which any Borrower, any Guarantor or any of its Subsidiaries is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent such Borrower, Guarantor or any of its Subsidiaries has established adequate reserves therefor, if appropriate under GAAP.


     7.2 Guaranties. Except for (a) the guaranties of the Obligations provided hereunder and under the other Loan Documents, (b) performance guaranties given by a Borrower or Guarantor in respect of a Borrower's performance under a contract which performance by a Borrower is reasonably contemplated to result in Eligible Accounts, (c) obligations described in Schedule 4.4 and (d) endorsements of instruments or items of payment for collection in the ordinary course of business, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly, including by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.

     7.3 Transfers, Liens and Related Matters.

          (A) Transfers. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral or the assets of such Person, except that Borrowers, Guarantors and their Subsidiaries may (i) sell inventory in the ordinary course of business; and (ii) make Asset Dispositions if all of the following conditions are met: (1) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $200,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $400,000; (2) the consideration received is at least equal to the fair market value of such assets, as determined in good faith by such Borrower's, Guarantor's or Subsidiary's senior officers; (3) the sole consideration received is cash or notes as to which a Borrower or Guarantor shall have delivered such notes to Lender and complied with Section 5.14; (4) the net proceeds of such Asset Disposition are applied as required by subsection 2.4(B); (5) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of the Obligations with the proceeds thereof, Systems and Borrowers are in compliance on a pro forma basis with the covenants set forth in Section 6 recomputed for the most recently ended month for which information is available and are in compliance with all other terms and conditions contained in this Agreement; and (6) no Default or Event of Default shall then exist or result from such sale or other disposition.

          (B) Liens. Except for Permitted Encumbrances, Liens on equipment described in Schedule 4.4 and Liens on up to $800,000 of cash collateral securing letters of credit issued by First Union National Bank, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or the assets of such Person or any proceeds, income or profits therefrom, whether now owned or hereafter acquired.

          (C) No Negative Pledges. Enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.


          (D) No Restrictions on Distributions. Except as provided herein, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Borrower, any Guarantor or any Subsidiary of any Borrower or Guarantor to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock or other equity owned by a Borrower, a Guarantor or any Subsidiary of such Borrower or Guarantor; (2) pay any indebtedness owed to any Loan Party;
(3) make loans or advances to any Loan Party; or (4) transfer any of its property or assets to any Loan Party.

     7.4 Investments and Loans. Make or permit to exist investments of any type in or loans or advances to any other Person or commit to do any of the foregoing, except: (a) Cash Equivalents; (b) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of $75,000 to any one employee and $300,000 in the aggregate for all employees at any time with respect to all the Loan Parties; (c) Intercompany Indebtedness permitted under subsection 7.1; (d) Permitted Acquisitions permitted under subsection 7.6(B); and (e) investments existing on the date of this Agreement in other Loan Parties.

     7.5 Restricted Junior Payments. Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom (other than in the case of Restricted Junior Payments made pursuant to clause (i) below, which may be made whether or not a Default or Event of Default shall have occurred and is continuing or would result therefrom), (A) a Borrower or any Subsidiary of a Borrower may make Restricted Junior Payments with respect to its common stock to the extent necessary (i) to permit Borrowers to pay (or deposit cash collateral for) the Obligations; (ii) to permit Systems to make payments in cash in respect of Corporate Overhead; and
(iii) to permit any Borrower to pay expenses incurred in the ordinary course of business; and (B) Systems may make Restricted Junior Payments with respect to its common stock not earlier than 30 days after or later than 90 days after delivery of the financial statements referred to in subsection 5.1(C).

     7.6 Restriction on Fundamental Changes.


          (A)(i) Enter into any transaction of merger or consolidation; (ii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; provided, however, that so long as no Event of Default then exists or would result therefrom (x) any Borrower or Guarantor may merge or consolidate with, or convey, sell or transfer all or substantially all of its assets to, any other Borrower or Guarantor, provided a Borrower is the surviving corporation in any such merger or consolidation and any such transaction shall not adversely affect any of the rights of Lender under the EximBank Documents, (y) any Inactive Subsidiary may liquidate or dissolve or merge or consolidate with or into another Loan Party provided a Borrower or a Guarantor is the surviving corporation in any such merger or consolidation involving a Borrower or Guarantor and any such transaction shall not adversely affect any of the rights of Lender under and shall not be prohibited by the EximBank Documents and (z) any Subsidiary which is not a Domestic Subsidiary may liquidate or dissolve, or merge or consolidate with or into, another non-Domestic Subsidiary or a Loan Party (other than a Borrower) whose capital stock is pledged (or, if a non-Domestic Subsidiary, 65% of whose capital stock is pledged) to the Lender pursuant to a Pledge Agreement.

          (B) Acquire by purchase or otherwise, all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person or a division of any Person or establish, create or acquire any new Subsidiary; provided, however, that so long as no Default or Event of Default has occurred and is continuing before and after giving effect thereto, any Borrower, any Guarantor or any of their Subsidiaries may acquire all or substantially all of the assets of or all the capital stock of any Person (in each case, a "Permitted Acquisition") or organize a new Subsidiary solely to do so; provided that each Permitted Acquisition shall be subject to the satisfaction of the condition precedent that the Unused Availability shall be not less than $2,000,000 without giving effect to the proposed Permitted Acquisition for the ninety (90) day period preceding the consummation thereof and to the satisfaction of each of the following additional conditions precedent:

               (1) Lender shall receive not less than fifteen (15) Business Days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

               (2) such Permitted Acquisition shall only be of capital stock of a Target whose assets (except assets with an aggregate market value of $100,000 or less) are located solely in, or those assets of a Target (except assets with an aggregate market value of $100,000 or less) which are located solely in, the United States and comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date or a related, similar or compatible business, and which business would not subject Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents;

               (3) such Permitted Acquisition shall be consensual and shall have been approved by the Target's board of directors;

               (4) the business and assets of the Target acquired in such Permitted Acquisition shall be acquired free and clear of all Liens (other than Permitted Encumbrances);

               (5) no Indebtedness, contingent obligations or other liabilities shall be incurred or assumed in connection with such Permitted Acquisition, except (x) Loan advances, (y) ordinary course trade payables and accrued expenses and (z) Indebtedness and guaranties permitted under Section 7.1 and
Section 7.2;

               (6) on or prior to the date thereof, Lender will be granted a first and prior perfected security interest (subject to Permitted Encumbrances) in all assets and equity securities being acquired pursuant to such Permitted Acquisition, and the Borrowers, the Guarantors and their respective Subsidiaries shall have executed such documents and taken such actions as may be required by Lender in connection therewith;


               (7) Borrowers shall have delivered to Lender, in form and substance satisfactory to Lender:

                    (i) pro forma balance sheets of Borrowers, Guarantors and their respective Subsidiaries (the "Acquisition Pro Forma") on a consolidated basis, based on financial data as of a recent date, which shall be complete and shall accurately and fairly represent the assets, liabilities, financial condition and results of operations of Borrowers, Guarantors and their respective Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and the Acquisition Projections (as hereinafter defined) shall reflect that Unused Availability for the 90-day period following the consummation of such Permitted Acquisition will exceed $2,000,000 on a pro forma basis (giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);

                    (ii) updated versions of the most recently delivered projections covering the one (1) year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with subsections 4.3 and 4.17 (the "Acquisition Projections") and based upon historical financial data of a recent date satisfactory to Lender, taking into account such Permitted Acquisition; and

                    (iii) a certificate of the chief financial officer of Systems and Borrowers to the effect that: (I) each Borrower and Guarantor (after taking into consideration all rights of contribution and indemnity such Borrower and Guarantor has against each other Borrower and Guarantor) will be solvent (as represented by Borrowers in subsection 4.16) upon the consummation of the transaction contemplated by the Permitted Acquisition; (II) the Acquisition Pro Forma fairly presents the financial condition of Borrowers, Guarantors and their respective Subsidiaries (on a consolidated basis) as of the date hereof after giving effect to the transactions contemplated by such Permitted Acquisition;
(III) the Acquisition Projections are good faith estimates, based on assumptions believed at the date of such certificate in good faith to be reasonable, of the future financial performance of Borrowers, Guarantors and their respective Subsidiaries subsequent to the date thereof based upon the historical performance and the projected future financial performance of Borrowers, Guarantors and their respective Subsidiaries; and (IV) Borrowers, Guarantors and their respective Subsidiaries have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were acceptable to Borrowers, Guarantors and their respective Subsidiaries;

               (8) on or prior to the date of such Permitted Acquisition, Lender shall have received, in form and substance satisfactory to Lender, all collateral and security documents, opinions, certificates, lien search results and other documents reasonably requested by Lender to evidence compliance with the foregoing provisions of this subsection 7.6(B); and


               (9) the total Acquisition Costs payable in connection with such Permitted Acquisition shall not exceed $750,000 and the sum of all Acquisition Costs paid in any Fiscal Year in connection with all Permitted Acquisitions shall not exceed $1,000,000.

     7.7 Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except for transactions in the ordinary course of and pursuant to the reasonable requirements of Borrower's, a Guarantor's or one of their respective Subsidiary's business and upon fair and reasonable terms which, except for transactions which are expressly permitted pursuant to the terms of this Agreement, are fully disclosed to Lender and which are no less favorable to such Borrower, Guarantor or Subsidiary than they would obtain in comparable arm's length transactions with unaffiliated Persons.

     7.8 Environmental Liabilities. (a) Violate any applicable Environmental Law; (b) dispose of any Hazardous Materials (except in accordance with applicable law) into or onto or from, any real property owned, leased or operated by any Loan Party; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by any Loan Party.

     7.9 Conduct of Business. Engage in any business other than businesses of the type engaged in by Borrowers, Guarantors or any Subsidiary thereof on the Closing Date and related, similar types of business.

     7.10 Compliance with ERISA. Establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment could be reasonably expected to have a Material Adverse Effect. Neither Borrowers, Guarantors nor any of their Subsidiaries shall fail to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.

     7.11 Tax Consolidations. File or consent to the filing of any consolidated income tax return with any Person other than Systems, Borrowers or any of their respective Subsidiaries; and in the event any Borrower or Guarantor files a return with Systems, such Borrower's or Guarantor's contribution with respect to taxes as a result of the filing of such consolidated return shall not be greater, nor the receipt of tax benefits less, than they would have been if such Borrower had not filed a consolidated return.

     7.12 Subsidiaries. Except to the extent permitted by subsection 7.6(B), establish, create or acquire any new Subsidiaries.

     7.13 Fiscal Year. Change its Fiscal Year.


     7.14 Press Release; Public Offering Materials. Disclose the name of Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of any Loan Party except as may be required by law.

     7.15 Bank Accounts. Establish any new bank accounts, or amend or terminate any Blocked Account or lockbox agreement, without Lender's prior written consent; provided, that Borrowers, Guarantors and their respective Subsidiaries may establish additional bank accounts so long as in each case (a) Borrower
Representative provides Lender with at least ten (10) Business Days' prior written notice thereof and (b) each such bank account which is a depository account is subject to an effective Blocked Account Agreement prior to the establishment thereof. This Section 7.15 shall not apply to Subsidiaries which are not Domestic Subsidiaries.

     7.16 Amendments. Amend its certificate of incorporation, by-laws or other organizational documents, except for amendments (of which prior notice has been given to Lender) that would not adversely affect any Obligations, any Collateral, any rights of the Lender under any Loan Document or the ability of any Borrower or Guarantor to perform its Obligations or conduct its business as previously conducted.

                    SECTION 8. DEFAULT, RIGHTS AND REMEDIES

     8.1 Event of Default. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

          (A) Payment. Failure to make payment of any of the Obligations when due and in the case of interest, such failure shall not be cured within five (5) days of the applicable due date; or

          (B) Default in Other Agreements. (1) (a) Failure of any Loan Party, GP Strategies or ManTech to pay when due any principal or interest on any Indebtedness (other than the Obligations) or (b) breach or default of any Loan Party, GP Strategies or ManTech with respect to any Indebtedness (other than the Obligations); if such failure to pay, breach or default entitles the holder (with the giving of notice or passage of time, or both) to cause such Indebtedness having an individual principal amount in excess of $100,000 or having an aggregate principal amount in excess of $200,000 to become or be declared due prior to its stated maturity; or (2) default under any of the EximBank Documents, including any breach of any covenant thereunder regardless of whether such covenant is more restrictive than, or conflicts with, or covers the same or similar matters as the covenants set forth in this Agreement or any other Loan Documents; or

          (C) Breach of Certain Provisions. Failure of any Loan Party to perform or comply with any term or condition contained in subsections 5.1 (A), (B), (C),
(F) or (J) or 5.3,  5.5,  5.6 or 5.12(D) or contained in Section 6 or Section 7;
or


          (D) Breach of Warranty. Any representation, warranty, certification or other statement made by any Loan Party, GP Strategies or ManTech in any Loan Document or in any statement or certificate at any time given by such Person (or any officer or cash manager) in writing pursuant or in connection with any Loan Document is false in any material respect on the date made or deemed made; or

          (E) Other Defaults Under Loan Documents. Any Loan Party, GP Strategies or ManTech defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within twenty (20) days after receipt by Borrower Representative of notice from Lender of such default (other than occurrences described in other provisions of this subsection 8.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

          (F) Change in Control. GSE ceases to beneficially own and control, directly or indirectly, at least one hundred percent (100%) of the issued and outstanding shares of each class of capital stock of each Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of a majority of the members of such Borrower's board of directors; or GP Strategies shall at any time cease to beneficially own and control, directly or indirectly, at least the same percentage of the issued and outstanding shares of each class of capital stock of Systems entitled (without regard to the occurrence of any contingency) to vote for the election of the members of Systems' board of directors as it does on the closing date, except such percentage may reduce solely as a result of issuance of additional securities to third parties by Systems; or

          (G) Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to any Loan Party, GP Strategies or ManTech in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Loan Party, GP Strategies or ManTech under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, GP Strategies or ManTech or over all or a substantial part of their respective property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of any Loan Party, GP Strategies or ManTech for all or a substantial part of the property of any Loan Party, GP Strategies or ManTech; or

          (H) Voluntary Bankruptcy; Appointment of Receiver, etc. (1) Any Loan Party, GP Strategies or ManTech commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Loan Party, GP Strategies or ManTech makes any assignment for the benefit of creditors; or (3) the board of directors or similar Persons of any Loan Party, GP Strategies or ManTech adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(H); or


          (I) Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of (i) any assets of the Loan Parties not constituting Collateral and having a value at any time in excess of $125,000 in the aggregate or (ii) any Collateral, in any case by the United States, any foreign government or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within thirty (30) days; or

          (J) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $100,000 or (2) an amount in the aggregate at any time in excess of $200,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against any Loan Party or any of its assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

          (K) Dissolution. Any order, judgment or decree is entered against any Loan Party, GP Strategies or ManTech decreeing the dissolution or split up of such Loan Party, GP Strategies or ManTech and such order remains undischarged or unstayed for a period in excess of thirty (30) days; or

          (L) Solvency. Any Borrower, Guarantor, GP Strategies or ManTech ceases to be solvent (as represented in subsection 4.16) or admits in writing its present or prospective inability to pay its debts as they become due; or

          (M) Injunction. Any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

          (N) Invalidity of any Loan Documents. (1) Any of the Loan Documents or EximBank Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party or Exim or GP Strategies or ManTech denies that it has any further liability (except after payment in full of all amounts payable thereunder) under any Loan Documents or EximBank Documents to which it is party, or gives notice to such effect; or
               (2) If either ManTech or GP Strategies shall deliver to Lender a notice of termination of the ManTech Guarantee or the GP Strategies Guarantee; or
                    (3) If EximBank shall not agree to renew, on terms and conditions satisfactory to the Lender in its sole discretion, the guaranty by EximBank under the EximBank Documents at least 30 days prior to any expiration date of such guaranty; or

          (O) Failure of Security. Lender does not have or ceases to have a valid and perfected first priority security interest in any portion of the Collateral (other than cash and other monies in the possession or under the control of a Person other than Lender as to which Lender is unable to obtain a perfected security interest by any means under the Uniform Commercial Code of the relevant jurisdiction) (subject to Permitted Encumbrances and Liens permitted under Section 7.3(B)), in each case, for any reason other than the failure of Lender to take any action within its control; or

          (P) Damage, Strike, Casualty. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than sixty (60) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

          (Q) Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

          (R) Forfeiture. There is filed against any Loan Party, any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral; or

          (S) System Activities. Systems shall engage in any business activities, other than activities solely related to ownership of the stock of its Subsidiaries, Corporate Overhead activities, and activities related to compliance with laws and regulations applicable to Systems as a publicly-owned corporation; or

          (T) Inactive Subsidiaries' Activities. Any Inactive Subsidiary shall hold any assets, incur any liabilities (other than corporate franchise taxes and other similar charges incidental to the maintenance of its corporate existence) or engage in any business activity, unless, within ten (10) days after the first to occur of any such activity, such entity shall have executed and delivered to Lender such instruments and documents as shall be satisfactory in form and substance to Lender and as shall provide for such entity being a Guarantor under this Agreement; or

          (U) Material Adverse Change. Since the Closing Date, any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party shall have been discovered or shall have occurred, or any event shall have occurred or failed to occur, that has had or might have, either alone or in conjunction with all other such changes, events and failures, a Materially Adverse Effect.


     8.2 Suspension of Commitments. Upon the occurrence of any Default or Event of Default, notwithstanding any grace period or right to cure, Lender may, without notice or demand, immediately cease making additional Loans and providing Lender Letters of Credit and the Commitments shall be suspended; provided that, in the case of a Default, if the subject condition or event is waived or cured within any applicable grace or cure period, the Commitments shall be reinstated.

     8.3 Acceleration. Upon the occurrence of any Event of Default described in the foregoing subsections 8.1(G) or 8.1(H), all Obligations shall automatically become immediately due and payable and the Borrowers shall be immediately and automatically obligated to deposit with Lender the amount of cash collateral referred to in clause (b) below, in each case, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by all Borrowers and Guarantors, and the Commitments shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Lender may by written notice to Borrower Representative, (a) declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by all Borrowers and Guarantors, and the Commitments shall thereupon terminate and (b) demand that Borrowers immediately deposit with Lender cash collateral in an amount equal to one hundred five percent (105%) of the Letter of Credit Liability to secure all Obligations in respect of payments under the Lender Letters of Credit and Risk Participation Agreements when required, and such amount shall become immediately due and payable without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by all Borrowers and Guarantors.


     8.4 Remedies. If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any other rights or remedies available to Lender at law or in equity, Lender may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral but subject to the provisions of the UCC, except in the case of capital stock of non-Domestic Subsidiaries) and may also (a) notify any or all obligors on the Accounts to make all payments directly to Lender; (b) require the Borrowers and Guarantors to, and the Borrowers and Guarantors hereby agree that they will, at their expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to Lender; (c) withdraw all cash in the Blocked Accounts and apply such monies in payment of the Obligations in the manner provided in subsection 8.7; (d) without notice or demand or legal process, enter upon any premises of the Borrowers and Guarantors and take possession of the Collateral; and (e) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender's offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Lender may deem commercially reasonable. The Borrowers and Guarantors agree that, to the extent notice of sale shall be required by law, at least ten (10) days notice to Borrower Representative of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by law, Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Lender. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Borrowers and Guarantors shall remain liable for any deficiency with interest at the Default Rate. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, the Borrowers and Guarantors hereby specifically waive all rights of redemption, stay or appraisal which they have or may have under any law now existing or hereafter enacted. Lender shall not be required to proceed against any Collateral but may proceed against any or all the Borrowers and Guarantors directly and/or GP Strategies and ManTech and/or EximBank directly.

     8.5 Appointment of Attorney-in-Fact. Each Borrower and Guarantor hereby constitutes and appoints Lender as its attorney-in-fact with full authority in its place and stead and in its name, the name of Lender or otherwise, from time to time in Lender's discretion while an Event of Default is continuing to take any action and to execute any instrument that Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; (d) to file any claims or take any action or institute any proceedings that Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Lender with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral. The appointment of Lender as each Borrower's and Guarantor's attorney and Lender's rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

     8.6 Limitation on Duty of Lender with Respect to Collateral. Beyond the safe custody thereof, Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Lender accords its own property. Lender shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other Lender or bailee selected by Lender in good faith.


     8.7 Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, (a) the Borrowers and Guarantors irrevocably waive the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of any Borrower or Guarantor, and the Borrowers and Guarantors hereby irrevocably agree that Lender shall have the continuing exclusive right, subject to Lender's agreements with EximBank, to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Lender may deem advisable notwithstanding any previous entry by Lender upon any books and records and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees due and owing to Lender; third, to accrued and unpaid interest on the Obligations; fourth, to the principal amounts of the Obligations outstanding; and fifth, to any other indebtedness or obligations of any Borrower or Guarantor owing to Lender.

     8.8 License of Intellectual Property. Each Borrower and Guarantor hereby assigns, transfers and conveys to Lender effective upon the occurrence of any Event of Default hereunder, the non-exclusive right and license to use all Intellectual Property owned or used by it together with any goodwill associated therewith, all to the extent necessary to enable Lender to realize on the Collateral and to permit Lender and any successor or assign to enjoy the benefits of the Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of Lender and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to any Borrower or Guarantor by Lender.

     8.9 Waivers, Non-Exclusive Remedies. No failure on the part of Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.


                SECTION 9. ASSIGNMENT AND PARTICIPATION; SETOFF

     9.1 Assignments and Participations in Loans.

          (A) Lender may assign all or any portion of its rights and delegate all or any portion of its obligations under this Agreement in whole or in part to another Person without the consent of any Loan Party. In the case of an assignment authorized under this subsection 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder and the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof. The Borrowers and Guarantors hereby acknowledge and agree that any assignment will give rise to a direct obligation of Borrowers and Guarantors to the assignee and that the assignee shall be considered to be a "Lender".


          (B) Lender may sell participations in all or any part of any Loans and other Obligations to another Person; provided, that any such participation shall be in a minimum amount of $1,000,000, and provided, further, that all amounts payable by Borrowers and Guarantors hereunder shall be determined as if that Lender had not sold such participation. The Borrowers and Guarantors hereby acknowledge and agree that any participation will give rise to a direct obligation of Borrowers and Guarantors to the participant, and the participant under each participation shall for purposes of subsections 2.8, 2.9, 2.11 and
10.2 be considered to be a "Lender".

          (C) Lender may furnish any information concerning Systems, any Borrower, any other Guarantor and any of their respective Subsidiaries in the possession of Lender from time to time to assignees and participants (including prospective assignees and participants).

          (D) Notwithstanding any other provision set forth in this Agreement, Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System).

     9.2 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized by Borrowers and Guarantors at any time or from time to time, without notice to any Borrowers and Guarantors or to any other Person to set off and to appropriate and to apply any and all (A) balances held by Lender or any Affiliate at any of its offices for the account of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor), and (B) other property at any time held or owing by Lender or any Affiliate to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations which are not paid when due.


                           SECTION 10. MISCELLANEOUS


     10.1 Expenses and Attorneys' Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrowers and Guarantors agree to promptly pay all fees, costs and expenses incurred by Lender in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) fees, costs and expenses (including reasonable attorneys' fees, allocated costs of internal counsel and fees of environmental consultants, accountants and other professionals retained by Lender) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses (including reasonable attorneys' fees, allocated costs of internal counsel and fees of environmental consultants, accountants and other professionals retained by Lender) incurred in connection with the review, negotiation, preparation, documentation, execution and administration of the Loan Documents, the Loans, the Lender Letters of Credit, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements; (c) fees, costs and expenses incurred by Lender in creating, perfecting and maintaining perfection of Liens in favor of Lender; (d) fees, costs and expenses incurred by Lender in connection with forwarding to Borrowers the proceeds of Loans including Lender's standard wire transfer fees;
(e) fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral;
(f) fees, costs, expenses (including reasonable attorneys' fees and allocated costs of internal counsel) of Lender and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from Borrowers or Guarantors under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a "workout" or in connection with any insolvency or bankruptcy proceedings or otherwise.

     10.2 Indemnity. In addition to the payment of expenses pursuant to subsection 10.1, whether or not the transactions contemplated hereby shall be consummated, each Borrower and Guarantor jointly and severally agrees to indemnify, pay and hold Lender and any holder of the Note and the officers, directors, employees, agents, consultants, auditors, affiliates and attorneys of, and Persons engaged by, Lender (collectively called the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by Lender, Lender's agreement to make the Loans hereunder, the use or intended use of the proceeds of any of the Loans or the Lender Letters of Credit or the exercise of any right or remedy hereunder or under the other Loan Documents (the "Indemnified Liabilities"); provided that the Borrowers and Guarantors shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.

     10.3 Amendments and Waivers.

          (A) Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement or any Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender.

          (B) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

          (C) No amendment, modification or waiver of any provision of any Lender Letter of Credit shall be applicable without the written concurrence of the issuer of such Lender Letter of Credit. No notice to or demand on Systems, any Borrower or any other Guarantor in any case shall entitle Systems, any Borrower or any other Guarantor to any other or further notice or demand in similar or other circumstances.


          (D) In the event Lender waives (1) any Default arising under subsection 8.1(E) as a result of the breach of any of the provisions of Section 5 of this Agreement (other than any such breach which constitutes an Event of Default) or (2) any Default constituting a condition to the funding of any Revolving Advance or issuance of any Lender Letter of Credit, such waiver shall expire on the date upon which the Default which was the subject of such waiver matures into an Event of Default pursuant to the terms of this Agreement.

     10.4 Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York City time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

     If to any Borrower or
     Guarantor :                         GSE SYSTEMS, INC.
                                         9189 Red Branch Road
                                         Columbia, MD 21045
                                         Attn:  Ben Rosenbaum, Esq.
                                         Telecopy No.:  410-772-3599

     With a copy to:                     GOLDEN & NELSON PLLC
                                         8285 High Globe Court
                                         Millersville, MD 21108
                                         Attn:  Hedy L. Nelson, Esq.
                                         Telecopy No.:  410-729-2246

     If to Lender:                       DIME COMMERCIAL CORP.
                                         1180 Avenue of the Americas
                                         New York, N.Y.  10036
                                         Attn:  Mr. James Fisher
                                         Telecopy No.:   212-382-8349

     With a copy to:                     CONNELL & WIENER LLP
                                         545 Fifth Avenue
                                         New York, NY  10017
                                         Attn:  Paul R. Wiener, Esq.
                                         Telecopy No.:  212-687-6999

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this subsection 10.4.


     10.5 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Loan Parties set forth in subsections 2.8, 2.9, 10.1 and 10.2 shall survive the payment of the Obligations and the termination of this Agreement.

     10.6 Indulgence Not Waiver. No failure or delay on the part of Lender, or any holder of any Note in the exercise of any power, right or privilege hereunder or under the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     10.7 Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of any Borrower or Guarantor or any other party or against or in payment of any or all of the Obligations. To the extent that any Borrower or Guarantor makes a payment or payments to Lender or Lender enforces its security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

     10.8  Entire  Agreement.  This  Agreement,  the  Note  and the  other  Loan
Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

     10.9 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

     10.10 Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents or of such provision or obligation in any other jurisdiction.

     10.11 Headings. Section and subsection headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

     10.12 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     10.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that no Borrower or Guarantor may assign its rights or obligations hereunder without the prior written consent of Lender.

     10.14 No Fiduciary Relationship; Limitation of Liabilities.

          (A) No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to any Borrower or any other Loan Party.

          (B) Neither Lender nor any affiliate, officer, director, shareholder, employee, attorney, or agent of Lender shall have any liability with respect to, and Systems, Borrowers and Guarantors hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any of Systems, Borrowers and Guarantors in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Systems, Borrowers and Guarantors hereby waive, release, and agree not to sue Lender or any of Lender's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated thereby.

     10.15 CONSENT TO JURISDICTION. EACH OF SYSTEMS, THE BORROWERS AND THE GUARANTORS HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, UNLESS WAIVED BY LENDER IN WRITING, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS, INCLUDING ALL CLAIMS AND ACTIONS AGAINST THE LENDER, SHALL BE LITIGATED IN SUCH COURTS. EACH OF SYSTEMS, THE BORROWERS AND THE GUARANTORS ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.


     10.16  WAIVER  OF  JURY  TRIAL.  EACH OF  SYSTEMS,  THE  BORROWERS  AND THE
GUARANTORS AND LENDER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS. EACH OF SYSTEMS, THE BORROWERS AND THE GUARANTORS AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF
SYSTEMS, THE BORROWERS AND THE GUARANTORS AND LENDER FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

     10.17 Construction. Each of Systems, the Borrowers and the other Guarantors and Lender acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by each of Systems, the Borrowers and the other Guarantors and Lender.

     10.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement, to any amendments, waivers, consents or supplements, or to any other Loan Document by telecopier shall be as effective as delivery of a manually executed counterpart thereof.

     10.19 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Systems, any Borrower, any of the other Loan Parties, or any of the Loan Parties' shareholders or any other Person.


     10.20 Year 2000. (a) Each of Systems, the Borrowers and Guarantors represents, warrants and covenants that it (i) is aware of the risks associated with the date change from December 31, 1999 to January 1, 2000; (ii) has assessed the related processing capabilities of its computer and other Technology Systems (as defined below); (iii) is taking or has taken, and shall continue to take, if necessary, appropriate steps to prepare its Systems for Year 2000 capability, i.e., to assure that its Technology Systems will operate in a manner such that on and after January 1, 2000 the Technology Systems will correctly interpret and manipulate all dates, data, information and records, so as to avoid errors in processing or failures to operate properly because of their inability to recognize accurately the year 2000 or subsequent dates; and
(iv) is  taking  or has  taken,  and  shall  continue  to  take,  if  necessary, appropriate  steps  to  verify  that  the  Technology  Systems  of its  material customers, clients, suppliers and counterparties are able to meet the requirements of the Year 2000 date change. Each of Systems, the Borrowers and Guarantors further represents, warrants and covenants that its Technology Systems shall have Year 2000 capability by June 30, 1999. The term "Technology Systems" as used in this Section shall mean all (i) computer hardware, computer software, and data processing systems; (ii) HVAC and other building or facilities systems and equipment containing embedded microchips; and (iii) other information technology-based systems, that, in the case of each of (i), (ii) and
(iii), are material to the business operations or financial condition of the Systems, any Borrower or any other Loan Party.

     (b) Each of Systems, the Borrowers and Guarantors agrees that, at the Lender's request, it will provide the Lender with written documentation of its efforts and progress with respect to the matters referred to in subsection 10.21(a) above and will also provide the Lender with written assurance of its Year 2000 Technology Systems capability.


                             SECTION 11. GUARANTIES

     11.1 Guaranty. Each Guarantor hereby jointly and severally absolutely and unconditionally guaranties to Lender the full and prompt payment of all Obligations owed or hereafter owing to Lender by each Borrower. Each Borrower hereby absolutely and unconditionally guarantees to Lender the full and prompt payment of all Obligations owed or hereafter owing to Lender by each other Borrower. Notwithstanding any provision herein contained to the contrary, each Guarantor's and each Borrower's liability under this Section 11 (which liability of each Borrower is in any event in addition to amounts for which such Borrower is primarily liable under the other Sections of this Agreement and the other Loan Documents) shall be limited to an amount not to exceed as of any date of determination the greater of:

          (A) in the case of each Borrower and each Guarantor, the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to such Borrower or Guarantor; or

          (B) in the case of each Borrower and each Guarantor, the amount which could be claimed by Lender from such Borrower or Guarantor under this Section 11 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's or Guarantor's right of contribution and indemnification from the other Borrowers and Guarantors under subsection 11.2 hereof.

Until all Obligations have been paid in full, this guaranty is and is intended to be a continuing, unconditional guaranty of payment of the Obligations, independent of and in addition to any other guaranty, endorsement, collateral or other agreement now or hereafter held by Lender therefor or with respect thereto, whether or not furnished by Borrowers and/or any Guarantor.

     11.2 Contribution with Respect to Guaranty Obligations.


          (A) To the extent that any Borrower or Guarantor shall make a payment under this Section 11 of all or any of the Obligations for which such Borrower or Guarantor is not primarily liable (a "Guarantor Payment") which, taking into account all other Guarantor Payments then previously or concurrently made by the other Borrower and Guarantors, exceeds the amount which such Borrower or Guarantor would otherwise have paid if each Borrower and Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's or Guarantor's "Allocable Amount" (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all Borrowers and Guarantors in effect immediately prior to the making of such Guarantor Payment, then such Borrower shall be entitled to received contribution and indemnification payments from, and be reimbursed by, each of the other Borrower and the Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

          (B) As of any date of determination, the "Allocable Amount" of any Borrower or Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Borrower or Guarantor under this subsection 11 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

          (C) This subsection 11.2 is intended only to define the relative rights of Borrowers and Guarantors between them and nothing set forth in this subsection 11.2 is intended to or shall impair the obligations of Borrowers and Guarantors, jointly and severally, to Lender to pay any amounts as and when the same shall become due and payable in accordance with the terms of this
Agreement, including, without limitation, Section 2 hereof, and nothing contained in this subsection 11.2 shall limit the liability of any Borrower to pay the Obligations for which it is primarily liable or of any Borrower or Guarantor to pay its obligations under this Section 11. Accordingly, the right of any Borrower or Guarantor to receive any contribution and indemnification payment from, or to be reimbursed by, any other Borrower or Guarantor under this
Section 11 shall be unsecured and subordinated in right of payment to such other Borrower's or Guarantor's indebtedness and liability in respect of the Obligations and obligations under this Section 11.

          (D) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any Borrower or Guarantor to which such contribution and indemnification is owing.


     11.3 Obligations Absolute. The liability of each Guarantor and each Borrower to Lender under this Section 11 shall be absolute and unconditional and shall not be affected or impaired by any of the following acts by Lender: (i) any acceptance of collateral security, guarantors, accommodation parties or sureties for any or all Obligations; (ii) one or more extensions or renewals of any Obligations (whether or not for longer than the original period) or any modification of the interest rates, fees, maturities or principal amount of, or other contractual terms applicable to, any Obligations; (iii) any waiver or indulgence granted to any Borrower or any other Loan Party, any delay or lack of diligence in the enforcement of Obligations, or any failure to institute proceedings, file a claim, give any required notices or otherwise protect any Obligations; (iv) any full or partial release of, compromise or settlement with, or agreement not to sue any Borrower or any other Loan Party, or any guarantor or other person liable in respect of any Obligations; (v) the acceptance of any instrument in renewal or substitution of any Obligation; (vi) any failure to obtain collateral security (including rights of setoff) for any Obligations, or to obtain or maintain the proper or sufficient creation and perfection thereof, or to establish the priority thereof, or to preserve, protect, insure, care for, exercise or enforce any collateral security; or any modification, alteration, substitution, exchange, surrender, cancellation, termination, release or other change, impairment, limitation, loss or discharge of any collateral security;
(vii) any assignment, pledge or other transfer of any Obligations or any evidence thereof; or (viii) any manner, order or method of application of any payments or credits upon Obligations. Each Guarantor and each Borrower hereby waives any and all defenses and discharges available to a surety, guarantor, or accommodation co-obligor, other than payment in full in cash of the Obligations and termination of the Commitment pursuant thereto.

     11.4 WAIVER. EACH GUARANTOR AND EACH BORROWER HEREBY WAIVES PRESENTMENT, DEMAND FOR PAYMENT, NOTICE OF DISHONOR OR NONPAYMENT, AND PROTEST OF ANY INSTRUMENT EVIDENCING LIABILITIES.

     11.5 Recovery. If any payment is applied by Lender to the Obligations and is hereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of any Borrower or any other obligor), the Obligations to which such payment was applied shall for the purposes of this Section 11 be deemed to have continued in existence or shall be reinstated, notwithstanding such payment and application and this guaranty by the Borrowers and Guarantors in this
Section 11 shall be enforceable as to such Obligations as fully as if such payment and application had never been made.

     11.6 Liability Cumulative. The liability of the Guarantors and Borrowers under this Section 11 is in addition to and shall be cumulative with all liabilities of each Guarantor and each Borrower to Lender under this Agreement and the other Loan Documents to which any such Borrower or Guarantor is a party or in respect of any Obligations of the other Borrower or Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.


                            [SIGNATURE PAGE FOLLOWS]


     WITNESS the due execution of this Agreement by the respective duly authorized officers of the undersigned as of the date first written above.

Systems:                                    GSE SYSTEMS, INC.


                                            By:
                                               ---------------------------------
Borrowers:                                  GSE POWER SYSTEMS, INC.


                                            By:
                                               ---------------------------------


                                            GSE PROCESS SOLUTIONS, INC.


                                            By:
                                               ---------------------------------

Other
Guarantors:                                 MSHI, INC.



                                            By:
                                               ---------------------------------

                                            GP INTERNATIONAL ENGINEERING &
                                            SIMULATION, INC.


                                            By:
                                               ---------------------------------

                                            DIME COMMERCIAL CORP.


                                            By:
                                               ---------------------------------

                                            Title:
                                                  ------------------------------


                                            Revolving Loan Commitment:

                                            $9,000,000
                                            ----------
                       [Signature page to Loan Agreement]

STATE OF NEW YORK )
                  )  SS
COUNTY OF NEW YORK )

     I, Paul R. Wiener, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that _______________, personally known to me to be the _________________ of Dime Commercial Corp., the person who executed the foregoing instrument, who being by me duly sworn, did depose and say he is the officer of such corporation described in and which executed the foregoing instrument; that said instrument is signed on behalf of such corporation by order of its Board of Directors; and that he acknowledged said instrument to be the free act and deed of such corporation.

       GIVEN under my hand and notarial seal this 4th day of June, 1999.



                                     ___________________________________________
                                                     Notary Public

                                     My commission expires:

                                     ___________________________________________



STATE OF NEW YORK )
                  )  SS
COUNTY OF NEW YORK )

     I, Paul R. Wiener, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that______________________________ , personally known to me to be a ____________________ of each of the person who executed the foregoing instrument, who being by me duly sworn, did depose and say he is a of each such corporation described in and which executed the foregoing instrument; that said instrument is signed on behalf of each such corporation by order of its respective Board of Directors; and that he acknowledged said instrument to be the free act and deed of each such corporation.

       GIVEN under my hand and notarial seal this 4th day of June, 1999.


                                     ___________________________________________
                                                    Notary Public

                                     My commission expires:

                                     ___________________________________________

    All following exhibits and schedules are available upon request and are filed in hard copy with the SEC.

                                    EXHIBITS

     A.       Borrowing Base Certificate
     B.       Compliance Certificate
     C.       Reconciliation Report
     D.       Notice of Borrowing

                                   SCHEDULES

     1.1(A)            Other Liens
     1.1(B)            Pro Forma
     2.15              Government Accounts
     3.1(A)            List of Closing Documents
     4.1(B)            Capitalization of Loan Parties, etc.
     4.2               Consents
     4.4               Other Indebtedness
     4.6               Trade Names (Present and Past Five Years)
     4.7               Location of Principal Place of Business, Books and
                         Records and Collateral; FEIN
     4.9               Litigation
     4.10              Audits
     4.13              Intellectual Property
     4.20              Bank Accounts
     4.22              Employee Matters
     4.24              Leases with a term exceeding 5 years